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                                                                     Exhibit 2.1

                  AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

      THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June 30, 2005, by and among Ardent Health Services LLC, a Delaware limited liability company ("Seller"), Ardent Health Services, Inc., a Delaware corporation ("AHS"), and Psychiatric Solutions, Inc., a Delaware corporation ("Purchaser").

                                    RECITALS:

      WHEREAS, Seller, AHS and Purchaser (i) previously entered into a Stock Purchase Agreement dated as of March 10, 2005 (as amended, the "Original Agreement") and (ii) desire to amend and restate the Original Agreement;

      WHEREAS, Seller owns 100% of the AHS Shares (as defined below);

      WHEREAS, AHS owns 100% of the issued and outstanding equity securities of each of the AHS Subsidiaries (as defined below);

      WHEREAS, prior to the consummation of the Seller Stock Sale (as defined below), AHS will sell the stock of each of the Excluded Subsidiaries (as defined below) to Seller pursuant to the Excluded Subsidiaries Sale Transaction (as defined below);

      WHEREAS, at the Closing (as defined below), Purchaser wishes to loan to AHS the Loan Amount (as defined below); and

      WHEREAS, Seller wishes to sell the AHS Shares to Purchaser, and Purchaser wishes to purchase the AHS Shares from Seller (the "Seller Stock Sale") on the terms, subject to the conditions and for the consideration set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      As used in this Agreement, the following defined terms shall have the meanings indicated below and, where appropriate, shall include the singular and plural of the term defined:

      "Acquired Entities" shall mean AHS and the AHS Subsidiaries.

      "Acquired Entity Employee" shall have the meaning ascribed to it in
Section 6.5.

      "Acquisition Proposal" shall mean any inquiries or proposals that constitute, or are likely to result in, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or other securities (including by way of a tender offer) or similar transaction involving any of the Acquired Entities.

      "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

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      "Agreement" shall mean this Amended and Restated Stock Purchase Agreement, including the exhibits and schedules attached hereto.

      "AHS" shall mean Ardent Health Services, Inc., a Delaware corporation.

      "AHS Shares" shall have the meaning ascribed to it in Section 3.2(b).

      "AHS Subsidiaries" shall have the meaning ascribed to it in Section
3.3(a).

      "AHS Subsidiary Shares" shall have the meaning ascribed to it in Section 3.3(d).

      "AMS" shall mean Ardent Medical Services, Inc., a Delaware corporation.

      "Applicable Premium" means, with respect to an Untendered Note the excess of (i) the present value at the Redemption Date of (A) the redemption price of such Untendered Note at August 15, 2008 (105% of the principal value) plus (B) all remaining required interest payments due on such Untendered Note through August 15, 2008 (excluding accrued but unpaid interest to the Redemption Date), computed using the Treasury Rate plus one-half of one percent (0.50%), over (ii) the principal amount of such Untendered Note.

      "Applicable Tender Offer Premium" means, with respect to a Senior Subordinated Note the excess of (i) the present value at the Closing Date of (A) the redemption price of such Senior Subordinated Note at August 15, 2008 (105% of the principal value) plus (B) all remaining required interest payments due on such Senior Subordinated Note through August 15, 2008 (excluding accrued but unpaid interest to the Closing Date), computed using the Treasury Rate plus one-half of one percent (0.50%), over (ii) the principal amount of such Senior Subordinated Note.

      "Applications" shall have the meaning ascribed to it in Section 3.24.

      "Bank Indebtedness" shall mean the amount of indebtedness outstanding as of the Closing under the Credit Agreement.

      "Balance Sheet Date" shall mean December 31, 2004.

      "Bank Refinancing" shall mean the assignment by AHS of a portion of the indebtedness outstanding under the Credit Agreement to AMS.

      "BHC" shall mean Behavioral Healthcare Corporation, a Delaware corporation.

      "Books and Records" shall mean all existing accounting, business, marketing, corporate, and other files, documents, instruments, papers, books and records, including without limitation, financial statements, budgets, ledgers, journals, deeds, titles, policies, manuals, organizational documents, operating agreements, minute books, stock certificates and books, stock transfer ledgers, contracts, franchises, permits, supplier lists, reports, computer files and data, retrieval programs and operating data or plans.

      "Business Associate Agreements" shall have the meaning ascribed to it in
Section 3.22(c).

      "Business Day" shall mean a day other than Saturday, Sunday, or any day on which the principal commercial banks located in the State of Tennessee or the State of New York are authorized or obligated to close under the Laws of such states.

      "Certificate of Need" shall have the meaning ascribed to it in Section
3.24.

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      "Claim" shall have the meaning ascribed to it in Section 9.3.

      "Closing" shall mean the consummation of the transactions contemplated by this Agreement as provided in Article II; provided that the Excluded Subsidiaries Sale Transaction shall occur prior to the consummation of the Seller Stock Sale.

      "Closing Date" shall have the meaning ascribed to it in Section 2.5.

      "COBRA" shall have the meaning ascribed to it in Section 3.12(i).

      "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "Commitment Letter" shall have the meaning ascribed to it in Section 4.9.

      "Company" shall mean the Acquired Entities on a consolidated basis.

      "Company Financial Statements" shall have the meaning ascribed to it in
Section 3.6.

      "Company Permits" shall have the meaning ascribed to it in Section 3.17.

      "Company Plans" shall mean each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, other stock-based, severance, change-in-control, disability, vacation, holiday, sick leave, fringe benefit, bonus, incentive, deferred compensation, welfare and other employee benefit plan, program, policy or other arrangement; and any employment (including severance and change of control) agreement; whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise); whether formal or informal, oral or written; under which any employee or former employee or director (or dependent or beneficiary thereof) of any Acquired Entity or any employee of AHS Management Company, Inc. listed on Schedule 6.5 has any present or future right to benefits or which has been sponsored, contributed to or maintained by Seller, any Acquired Entity or a Controlled Group Member during the past three (3) years.

      "Confidentiality Agreement" shall mean that certain Confidentiality Agreement, dated as of October 28, 2004, between AHS and Purchaser.

      "Constituent Documents" shall mean the certificate of formation, certificate of incorporation, articles of incorporation, bylaws, articles of organization, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, minute books and such other organizational or governance documents, as amended to the relevant date, of a given entity.

      "Contract" shall mean any agreement, lease, sublease, license, sublicense, promissory note, evidence of indebtedness, or other contract to which any of the Acquired Entities is a party or by which assets of any of the Acquired Entities are bound.

      "Controlled Group Member" shall mean any entity (whether or not incorporated) other than Seller and the Acquired Entities that, together with Seller and Acquired Entities, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

      "Court Order" shall mean any judgment, order, award or decree of any federal, state, local or other court or judicial or quasi-judicial tribunal and any award in any binding arbitration proceeding.

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      "Covered Entities" shall have the meaning ascribed to it in Section
3.22(a).

      "Credit Agreement" shall mean that certain Credit Agreement, dated as of August 19, 2003, among AHS, as borrower, the subsidiaries of Seller named guarantors therein, the lenders party thereto and Citicorp North America, Inc., as Administrative Agent (as successor to Bank One, NA), as amended.

      "Damages" shall mean any and all losses, damages, claims, costs, fines, fees, Taxes, penalties, interest obligations and deficiencies (including, without limitation, reasonable attorneys fees and other expenses of litigation).

      "Destruction Notice" shall have the meaning ascribed to it in Section 6.3.

      "Effective Time" shall have the meaning ascribed to it in Section 2.5.

      "Environmental Claim" means any claim, action, cause of action, investigation or notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (i) the presence or release or threat of release into the environment of any Materials of Environmental Concern at any location, whether or not owned or operated by any of the Acquired Entities; or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

      "Environmental Laws" means, as they exist on the date of the Original Agreement and as of the Effective Time, all applicable United States federal, state, local and non-U.S. Laws relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or laws.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Excluded Assets" shall have the meaning ascribed to it in Section 2.2.

      "Excluded Liabilities" shall have the meaning ascribed to it in Section
2.2.

      "Excluded Subsidiaries Sale Transaction" shall mean (i) the transfer of the assets and liabilities set forth on Schedule 1(a) from AMS and its subsidiaries to BHC, (ii) the transfer of the assets and liabilities set forth on Schedule 1(b) from BHC and its subsidiaries to AMS and (iii) the sale of all the issued and outstanding stock of the Excluded Subsidiaries by AHS to Seller in consideration of a note issued by Seller payable to the order of AHS in the principal amount of $374,483,240.32 and due immediately following the Closing (the "Seller Promissory Note").

      "Excluded Subsidiaries" shall have the meaning ascribed to it in Section 3.3(a).

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      "Exemption Certificate" shall have the meaning ascribed to it in Section
3.24.

      "Federal Privacy Regulations" shall have the meaning ascribed to it in
Section 3.22(c).

      "Federal Transaction Regulations" shall have the meaning ascribed to it in
Section 3.22(c).

      "GAAP" shall mean generally accepted accounting principles in the United States of America, consistently applied during the periods involved.

      "Governmental Authority" shall mean any national, state or local government, any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau, commission or entity, or any arbitrator with authority to bind a party at law.

      "Hazardous Substances" shall mean any toxic or hazardous waste, pollutants or substances, including, without limitations, friable asbestos, polychlorinated biphenyls, petroleum products, byproducts, or other hydrocarbon substances, substances defined or listed as a "hazardous substance," "toxic substance," "toxic pollutant" or similarly identified substance or mixture, in or pursuant to any Environmental Law.

      "HIPAA" shall have the meaning ascribed to it in Section 3.22(d).

      "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "Indemnifying Party" shall have the meaning ascribed to it in Section 9.3.

      "Indemnitee" shall have the meaning ascribed to it in Section 9.3.

      "Intellectual Property" shall have the meaning ascribed to it in Section 3.16.

      "JCAHO" shall have the meaning ascribed to it in Section 3.25.

      "Knowledge" means (i) in the case of a natural Person, the actual knowledge of such Person based upon a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement and (ii) in the case of any other Person, the actual knowledge of the executive officers, division presidents, division vice presidents of financial operations, division vice presidents of operations, general partner or other natural Person fulfilling similar duties on behalf of or with respect to such Person based upon a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement.

      "Laws" shall mean all statutes, laws, ordinances, rules, regulations and other pronouncements of any Governmental Authority having the effect of law in the United States, any state or commonwealth of the United States, or any city, county, municipality, department, commission, board, bureau, agency or instrumentality thereof.

      "Leases" shall have the meaning ascribed to it in Section 3.11(c).

      "Lender" shall mean Citigroup North America, Inc. or an affiliate thereof.

      "Liability Threshold" shall have the meaning ascribed to it in Section 9.4(a).

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      "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract, or other contract to give or to refrain from giving any of the foregoing.

      "Loan Amount" shall have the meaning ascribed to it in Section 2.4.

      "Material Adverse Effect" means any event, change, or occurrence that has or would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Acquired Entities taken as a whole, other than events, changes, or occurrences that are generally applicable in the behavioral health care industry of the United States (provided that such events, changes or occurrences do not adversely affect the Acquired Entities in a materially disproportionate manner).

      "Material Contracts" shall have the meaning ascribed to it in Section
3.10.

      "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case so defined, identified, or regulated under any Environmental Law.

      "Medical Waste" includes, but is not limited to, (a) pathological waste,
(b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. "Medical Waste" also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. "6992, et seq. ("MWTA"), and applicable state Law.

      "Medical Waste Law" means the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: the MWTA, the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA "2501 et seq., the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA "1401 et seq., The Occupational Safety and Health Act, 29 USCA "651 et seq., the United States Department of Health and Human Services, National Institute for Occupations Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119, and any other federal, state, regional, county, municipal, or other local Laws insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.

      "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

      "Non-Competition Agreement" shall have the meaning ascribed to it in
Section 5.15.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation.

      "PCBs" shall have the meaning ascribed to it in Section 3.18(f).

      "Permits" shall mean all licenses, permits, franchises, rights, registrations, approvals, authorizations, consents, waivers, exemptions, clearances, releases, variances or orders of, or filings with, or otherwise issued by, any Governmental Authority.

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      "Permitted Liens" shall mean (i) Liens for Taxes not yet due and payable as of the Closing Date, (ii) landlords', carriers, warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business consistent with past practice, none of which is overdue for a period of more than 30 days, (iii) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation, (iv) any lease obligations under the Contracts, (v) with respect to any leased Real Property, Liens which encumber the fee interest in such property, (vi) all matters shown on the title insurance policies or surveys supplied to Purchaser by Seller pursuant to Section 3.11 hereof and (vii) such minor defects, irregularities, encumbrances, easements, rights-of-way, restrictions, encroachments and other similar encumbrances which, individually or in the aggregate, do not materially interfere with the present use and operation of such property subject thereto. Notwithstanding the foregoing, any liens arising from the Credit Agreement shall not be considered Permitted Liens and will be released at Closing.

      "Person" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, union, association, court, Governmental Authority or other entity or authority.

      "Pre-Closing Period" shall have the meaning ascribed to it in Section 6.7(a)(i).

      "Pre-Closing Period Tax Returns" shall have the meaning ascribed to it in
Section 6.7(a)(i).

      "Programs" shall have the meaning ascribed to it in Section 3.25.

      "Promissory Note" shall have the meaning ascribed to it in Section 2.4.

      "Provider Agreements" shall have the meaning ascribed to it in Section
3.25.

      "Provider Numbers" shall have the meaning ascribed to it in Section 3.25.

      "Purchaser" shall mean Psychiatric Solutions, Inc., a Delaware corporation.

      "Purchaser Common Stock" shall have the meaning ascribed to it in Section 4.3.

      "Purchaser Financial Statements" shall have the meaning ascribed to it in
Section 4.8.

      "Purchaser Indemnitee" shall have the meaning ascribed to it in Section
9.1.

      "Purchaser Material Breach" shall have the meaning ascribed to it in
Section 10.1(e).

      "Purchaser SEC Filings" shall have the meaning ascribed to it in Section 4.8.

      "Purchaser Shares" shall mean 1,362,760 unregistered shares of Purchaser Common Stock.

      "Real Property" shall have the meaning ascribed to it in Section 3.11(b).

      "Redemption Date" shall mean the 35th day following the Closing Date (or 45th day following the Closing Date in the event the trustee under the Indenture requires 15 days prior notice pursuant to the terms of the Indenture).

      "Redemption Price" means, with respect to an Untendered Note, an amount equal to the sum of (i) 100% of the principal amount of the Untendered Note, plus (ii) the Applicable Premium, plus (iii) accrued and unpaid interest thereon, if any, to the applicable Redemption Date.

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      "Registration Rights Agreement" shall have the meaning ascribed to it in
Section 6.9.

      "Registration Statement" shall have the meaning ascribed to it in Section 6.9.

      "SEC" shall mean the Securities and Exchange Commission of the United States of America.

      "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "Securities Laws" shall mean the Securities Act and the Exchange Act.

      "Seller" shall mean Ardent Health Services LLC, a Delaware limited liability company.

      "Seller Cash Payment" shall have the meaning ascribed to it in Section
2.3.

      "Seller Indemnitee" shall have the meaning ascribed to it in Section 9.2.

      "Seller Material Breach" shall have the meaning ascribed to it in Section 10.1(d).

      "Seller Stock Sale" shall have the meaning ascribed to it in the recitals.

      "Straddle Period" shall have the meaning ascribed to it in Section 6.7(a)(ii).

      "Straddle Period Tax Returns" shall have the meaning ascribed to it in
Section 6.7(a)(ii).

      "Tax" or "Taxes" means any and all taxes and other governmental charges of the same or of a similar nature (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties (or other governmental charges of the same or of a similar nature), additions to tax or additional amounts with respect thereto, imposed by any Governmental Authority or other applicable jurisdiction.

      "Tax Indemnification Agreement" shall have the meaning ascribed to it in
Section 3.14(e).

      "Tax Proceeding" shall have the meaning ascribed to it in Section 6.7(c)(ii).

      "Tax Return" means any return, declaration, report, statement, information statement and other document (including any related or supporting information) filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

      "Tender Offer" means the (i) cash tender offer at a price not less than the Tender Offer Price (as defined below) to purchase all of AHS' outstanding 10% Senior Subordinated Notes due 2013 (the "Senior Subordinated Notes") and
(ii) the solicitation of the consent of the holders of the Senior Subordinated Notes regarding amendments (the "Indenture Amendments") to the Indenture dated as of August 19, 2003, as amended (the "Indenture"), among AHS, certain subsidiaries of AHS, as guarantors, Seller, as a guarantor (collectively with such subsidiaries, the "Guarantors"), and U.S. Bank Trust National Association, as Trustee.

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      "Tender Offer Price" means the cash tender price equal to the outstanding principal of the Senior Subordinated Notes, plus (i) accrued interest to the date of purchase pursuant to the Tender Offer and (ii) the Applicable Tender Offer Premium, less the applicable payment for consents from the holders of the Senior Subordinated Notes.

      "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to, in the case of calculating the Applicable Premium, the date fixed for prepayment or, in the case of calculating the Applicable Tender Offer Premium, the tenth Business Day immediately preceding the expiration time of the Tender Offer (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Senior Subordinated Notes to August 15, 2008; provided, however, that if the then remaining term of the Senior Subordinated Notes to August 15, 2008 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Senior Subordinated Notes to August 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

      "Untendered Notes" shall mean the Senior Subordinated Notes outstanding after the consummation of the Tender Offer.

      "Untendered Note Amount" shall mean $37,714.80.

      "WARN Act" shall mean the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101-2109.

                                   ARTICLE II
                           PURCHASE AND SALE; CLOSING

      2.1 Sale of the AHS Shares. On and subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Purchaser, free and clear of all Liens, the AHS Shares, and Purchaser shall purchase from Seller, the AHS Shares. Upon receipt by Seller of the consideration described in Section 2.3 title to the AHS Shares shall pass to Purchaser, free and clear of all Liens, other than Liens arising from the acts of Purchaser and its Affiliates.

      2.2 Excluded Assets and Liabilities; Certain Included Liabilities. Notwithstanding anything, express or implied, to the contrary contained in
Section 2.1 or elsewhere herein, the assets of the Acquired Entities set forth in Schedule 2.2 that are transferred in the Excluded Subsidiaries Sale Transaction are to be excluded from the assets of the Acquired Entities being acquired by or transferred to Purchaser at the Closing through Purchaser's acquisition of the AHS Shares. With the exception of the above-described assets (the "Excluded Assets") and the excluded liabilities described on Schedule 2.2 (the "Excluded Liabilities"), the Acquired Entities shall retain all of the assets and liabilities of the Acquired Entities, including, without limitation, their respective trade payables, operating liabilities, accrued expenses, contingent liabilities and other obligations. Prior to the Closing, Seller shall cause the Excluded Assets to be transferred to AMS or another Person designated by Seller by means of dividend or otherwise.

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      2.3 Purchase Price. The consideration to be paid by Purchaser to Seller for the AHS Shares shall be (i) an amount in cash equal to $425,934,216.46 (the "Seller Cash Payment") and (ii) the Purchaser Shares.

      2.4 Purchaser Loan. At the Closing, Purchaser shall loan to AHS an aggregate of $74,028,068.74 (the "Loan Amount") and AHS shall issue to Purchaser a Promissory Note in the form attached hereto as Exhibit 2.4 (the "Promissory Note") evidencing such loan.

      2.5 Closing. The Closing will take place at the offices of Waller Lansden Dortch & Davis, PLLC, 511 Union Street, Suite 2700, Nashville, Tennessee, or such other place as shall be mutually agreed upon in writing by the parties hereto, at 10:00 a.m. Central Time, on July 1, 2005. The date on which the Closing takes place is referred to herein as the "Closing Date." The Closing shall be deemed to occur at 12:01 a.m., Central Time, on the Closing Date or such other time as shall be mutually agreed upon in writing by the parties hereto (the "Effective Time").

      2.6 Closing Deliveries. At the Closing, the following events will occur:

            (a) AHS Share Stock Certificates. Seller shall deliver to Purchaser certificates representing the AHS Shares duly endorsed or accompanied by duly executed blank stock powers, as appropriate.

            (b) Promissory Note. AHS shall deliver to Purchaser an executed copy of the Promissory Note.

            (c) Payment for the AHS Shares. Purchaser shall deliver the Seller Cash Payment in immediately available funds by electronic wire transfer to an account designated by Seller and shall deliver to Seller certificates representing the Purchaser Shares.

            (d) Loan Amount. Purchaser shall deliver the Loan Amount in immediately available funds by electronic wire transfer in the amounts and to the accounts designated by AHS on the Closing Date for purposes of repaying the Bank Indebtedness and consummating the Tender Offer.

            (e) Legal Opinions.

                  (i) Seller shall cause an original opinion of Boult, Cummings, Conners & Berry, PLC, counsel for Seller, to be delivered to Purchaser as contemplated by Section 7.5; and

                  (ii) Purchaser shall cause an original opinion of Waller Lansden Dortch & Davis, PLLC, counsel for Purchaser, to be delivered to Seller as contemplated by Section 8.5.

            (f) Closing Certificates and Documents.

                  (i) Seller shall deliver the other certificates and documents required to be delivered by Seller pursuant to Article VII; and

                  (ii) Purchaser shall deliver the other certificates and documents required to be delivered by Purchaser pursuant to Article VIII.

      2.7 Repayment of Seller Promissory Note. Immediately following the Closing, Seller shall pay in full the Seller Promissory Note and shall deliver to Purchaser reasonably satisfactory evidence of such payment and cancellation of the Seller Promissory Note. Purchaser shall cause

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AHS to use such funds from the repayment of the Seller Promissory Note for purposes of repaying the Bank Indebtedness and consummating the Tender Offer.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Purchaser as of the date of the Original Agreement (and with respect to the representations and warranties set forth in Sections 3.1. 3.4 and 3.5 as of the date hereof) as follows:

      3.1 Organization of Seller. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller is duly qualified or licensed to transact business and is in good standing in all jurisdictions in which it conducts business. Seller has the limited liability company power and full authority and legal capacity to execute and deliver this Agreement and all other documents or agreements to be executed and delivered by it and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Seller.

      3.2 Organization and Capitalization of AHS.

            (a) AHS (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has the corporate power and authority to own or lease and to operate its assets and to conduct its business as currently conducted, and (iii) is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 3.2(a) and is not required to be so qualified by the requirement of any Laws in any other jurisdiction except where the failure to be so qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (b) The authorized capital stock of AHS consists of 10,000 shares of common stock, $.01 par value per share, of which 1,000 shares (the "AHS Shares") are issued and outstanding. The AHS Shares have been duly authorized and validly issued and are fully paid and non-assessable.

            (c) Except as set forth in Schedule 3.2(c), (i) Seller has good and marketable title to, and owns, the AHS Shares, beneficially and of record, (ii) the AHS Shares are free and clear of all Liens of any nature whatsoever, (iii) Seller has full voting power over the AHS Shares, subject to no proxy, shareholders' agreement, voting trust or other agreement relating to the voting of any of the AHS Shares, and (iv) other than this Agreement, there is no agreement between Seller or any of its subsidiaries and any other Person with respect to the disposition of the AHS Shares or otherwise relating to the AHS Shares.

            (d) Except as set forth in Schedule 3.2(d), (i) no Person has any preemptive right to purchase any stock or other securities of AHS, (ii) there are no outstanding securities or other instruments of AHS that are convertible into or exchangeable for any shares of its capital stock, (iii) other than the AHS Shares, there are no outstanding securities or other instruments of AHS giving the owner or holder thereof the right to vote on any matters on which AHS' stockholders may vote, (iv) there are no contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other securities or instruments of AHS, and (v) there is no existing option, warrant, right, call or commitment of any character granted or issued by AHS governing the issuance of shares of its capital stock.

      3.3 Organization and Capitalization of the AHS Subsidiaries.

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

            (a) Schedule 3.3(a)(i) contains a true, complete and correct list of all subsidiaries, direct or indirect, of AHS (the "AHS Subsidiaries"), other than the subsidiaries, direct or indirect, of AHS listed on Schedule 3.3(a)(ii) (the "Excluded Subsidiaries"). Except for the AHS Subsidiaries and the Excluded Subsidiaries, AHS does not directly or indirectly own, of record or beneficially, any outstanding equity interests in any other Person.

            (b) Each AHS Subsidiary (i) is a corporation, limited liability company or general partnership, as the case may be, duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation, as identified on Schedule 3.3(b), (ii) has the corporate, limited liability company or general partnership power and authority to own or lease and to operate its assets and to conduct its business as currently conducted, and (iii) is duly qualified to transact business as a foreign corporation, limited liability company or general partnership and is in good standing in each of the jurisdictions listed in Schedule 3.3(b) and is not required to be so qualified by the requirement of any Laws in any other jurisdiction except where the failure to be so qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (c) Schedule 3.3(c) sets forth the authorized equity securities of each AHS Subsidiary and indicates the number of issued and outstanding equity securities of such AHS Subsidiary. Except as set forth in Schedule 3.3(c), the equity securities of each AHS Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable.

            (d) Except as set forth in Schedule 3.3(d), (i) AHS has good and marketable title to, and owns, directly or indirectly, all of the outstanding shares of capital stock or other outstanding equity securities of each AHS Subsidiary (the "AHS Subsidiary Shares"), beneficially and of record; (ii) the AHS Subsidiary Shares are free and clear of all Liens of any nature whatsoever,
(iii) AHS has full voting power over the AHS Subsidiary Shares, subject to no proxy, shareholders' agreement, voting trust or other agreement relating to the voting of any of the AHS Subsidiary Shares, and (iv) other than this Agreement, there is no agreement between Seller or any of its subsidiaries and any other Person with respect to the disposition of the AHS Subsidiary Shares or otherwise relating to the AHS Subsidiary Shares.

            (e) (i) No Person has any preemptive right to purchase any stock, equity interests or other securities of any AHS Subsidiary, (ii) there are no outstanding securities or other instruments of any AHS Subsidiary that are convertible into or exchangeable for any shares of its capital stock or any other equity securities, (iii) other than the AHS Subsidiary Shares, there are no outstanding securities or other instruments of any of the AHS Subsidiaries giving the owner or holder thereof the right to vote on any matters on which AHS Subsidiary shareholders may vote, (iv) there are no contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other securities or instruments of any AHS Subsidiary, and (v) there is no existing option, warrant, right, call or commitment of any character granted or issued by any AHS Subsidiary governing the issuance of shares of its capital stock.

      3.4 Authorization.

            (a) The execution, delivery and performance by Seller of this Agreement and the other agreements to be entered into by it pursuant to the terms of this Agreement, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller's limited liability company powers, are not in contravention of the terms of Seller's Constituent Documents, and have been duly authorized and approved by the managers of Seller. No other corporate, limited liability company or partnership, as the case may be, proceedings on the part of Seller or any Acquired Entity are necessary to authorize the execution, delivery and performance by

Seller or any Acquired Entity of this Agreement or the other agreements to be entered into by Seller or any Acquired Entity pursuant to the terms of this Agreement.

            (b) This Agreement has been duly and validly executed and delivered by Seller, and, as of the Closing, the other agreements to be entered into by Seller or any Acquired Entity pursuant to the terms of this Agreement will have been duly and validly executed and delivered by Seller or such Acquired Entity, as the case may be. This Agreement constitutes, and upon their execution and delivery, such other agreements will constitute, the legal, valid and binding obligations of Seller and any Acquired Entity party thereto, enforceable against Seller and any Acquired Entity party thereto in accordance with their respective terms (assuming the valid authorization, execution and delivery hereof and thereof by Purchaser and any other unaffiliated entity that is a party thereto).

      3.5 No Conflicting Agreements; Consents. Except as set forth in Schedule 3.5, neither the execution and delivery of this Agreement or any of the other agreements to be entered into by Seller or any Acquired Entity pursuant to the terms of this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will:

            (a) violate, conflict with, result in a breach or termination of the terms, conditions or provisions of, constitute a default under, or entitle any party to terminate or accelerate (i) the respective Constituent Documents of Seller or any of the Acquired Entities, (ii) any Contract, except such violations, conflicts, breaches, defaults, terminations or accelerations which, either individually or in the aggregate, (A) would not materially impair the ability of Seller and the Acquired Entities to perform their respective obligations hereunder or under the other agreements contemplated hereby to be entered into by any of them or would not prevent the consummation of the transactions contemplated hereby or thereby, or (B) would not reasonably be expected to have a Material Adverse Effect, (iii) any Court Order to which Seller or any of the Acquired Entities is a party or by which Seller or any of the Acquired Entities is bound, or (iv) any requirements of Law affecting Seller or any of the Acquired Entities, except such violations, conflicts, breaches or defaults of such requirements of Law which, either individually or in the aggregate, (A) would not materially impair the ability of Seller and the Acquired Entities to perform their respective obligations hereunder or under the other agreements contemplated hereby to be entered into by any of them or would not prevent the consummation of the transactions contemplated hereby or thereby or (B) would not reasonably be expected to have a Material Adverse Effect;

            (b) result in the creation or imposition of any Lien upon any of the assets of any Acquired Entity (except for Permitted Liens); or

            (c) require a permit from, the approval, consent or authorization of, or the making by Seller or any of the Acquired Entities of any declaration, filing or registration with, any Governmental Authority, except as provided in
Section 5.1 or Section 6.2 and except for such approvals, consents, authorizations, declarations, filings or registrations, the failure of which to be obtained or made (i) would not, individually or in the aggregate, materially impair the ability of Seller to perform its respective obligations hereunder or under the other agreements contemplated hereby to be entered into by it or prevent the consummation of the transactions contemplated hereby or thereby or
(ii) would not reasonably be expected to have a Material Adverse Effect.

      3.6 Financial Statements.

            (a) Schedule 3.6 contains copies of the unaudited combined balance sheet of the Company at December 31, 2004 and the unaudited combined statement of income of the Company for the year ended December 31, 2004 (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared from and in accordance with the Books and Records of the Company, fairly present in all material respects the financial position and results of operations of the Company as of the date and for the periods indicated, and have been prepared in accordance with GAAP (subject to normal year-end audit adjustments) applied on a consistent basis throughout the period involved, except as may be indicated on Schedule 3.6.

            (b) The Company maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed in accordance with management's authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management's authorization and (iv) the reported accountability for its assets is compared with existing assets at reasonable intervals.

      3.7 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.7, the Company does not have any material liabilities or obligations required by GAAP to be reflected on a consolidated balance sheet (whether accrued, absolute, asserted or unasserted, contingent or otherwise) except for (a) liabilities reflected or reserved against in the Company Financial Statements,
(b) liabilities incurred in the ordinary course of the Company's business since the Balance Sheet Date, (c) Excluded Liabilities or (d) liabilities incurred in connection with the transactions contemplated by this Agreement.

      3.8 Absence of Certain Changes. Except as disclosed in Schedule 3.8 or as contemplated by the Excluded Subsidiaries Sale Transaction or elsewhere in this Agreement, since the Balance Sheet Date, the Acquired Entities have conducted their businesses only in the ordinary course of such businesses and:

            (a) AHS has not (i) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital stock or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or otherwise acquire any shares of its capital stock or (ii) amended its Constituent Documents;

            (b) no Acquired Entity has incurred any liabilities that under GAAP would be required to be reflected on a balance sheet for the Company (other than liabilities incurred in the ordinary course of its business consistent with past practice) in an aggregate amount in excess of $100,000;

            (c) no Acquired Entity has sold, assigned or transferred any of its assets or properties except dispositions or sales of inventory in the ordinary course of business;

            (d) no Acquired Entity has mortgaged, pledged or subjected to any Lien, any of the assets or properties of such Acquired Entity other than (i) Permitted Liens, (ii) Liens incurred in the ordinary course of business consistent with past practice on assets and properties having a fair value not exceeding $100,000 in the aggregate and (iii) Liens under the Credit Agreement;

            (e) no Acquired Entity has suffered any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

            (f) except as contemplated by Schedule 3.12(h), no Acquired Entity has entered into any employment, severance or termination agreement with any of the employees of an Acquired Entity, other than employment contracts with physicians entered into in the ordinary course of business;

            (g) neither Seller nor AHS has made any material change in its accounting principles, practices or methodologies;

            (h) no Acquired Entity has (A) made any increase in the rate of compensation payable to any of its employees, other than normal and customary increases consistent with past practice or increases that otherwise were required by such Acquired Entity's obligations pursuant to applicable Law or Contracts in effect on the Balance Sheet Date, or (B) increased severance or termination obligations to any of its employees (except (i) increases that are the result of increases to an employee's underlying compensation that either (A) are not required to be disclosed pursuant to this Section 3.8(h) or (B) are disclosed in Schedule 3.8, and (ii) increases described in or contemplated by
Schedule 3.12(h) hereto); and

            (i) neither Seller nor any Acquired Entity has entered into any agreement or arrangement, or made any other commitment (whether oral or written), to do any of the foregoing.

      3.9 Legal Proceedings, etc. There are no actions, suits or proceedings pending, or to the Knowledge of Seller, threatened against Seller or any of its subsidiaries (including AHS and any of the other Acquired Entities) which, either individually or in the aggregate, if decided adversely, would reasonably be expected to (a) materially impair the ability of Seller or any Acquired Entity to perform their respective obligations hereunder or under the other agreements contemplated hereby to be entered into by any of them or (b) prevent the consummation of the transactions contemplated hereby or thereby. Except as set forth in Schedule 3.9, there are no actions, suits or proceedings pending, or to the Knowledge of Seller, threatened against any Acquired Entity which, either individually or in the aggregate, if decided adversely, would reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed in Schedule 3.9, neither Seller, AHS nor any other Acquired Entity has received written notice from any Governmental Authority that any Acquired Entity is the target of any investigation or proceeding by any Governmental Authority, nor to the Knowledge of Seller is any such investigation or proceeding pending.

      3.10 Contracts; No Defaults. Seller has made or will make available to Purchaser copies of the Material Contracts. Schedule 3.10 sets forth a complete and accurate list of the following Contracts: (i) all Contracts that have an aggregate annual value or result in an aggregate annual expense of at least $250,000; (ii) any agreement that grants a right of first refusal with respect to the purchase or sale of a capital asset of an Acquired Entity or an equity interest in an Acquired Entity; (iii) any agreement relating to the borrowing or lending of money other than advances to employees to cover business expenses in the ordinary course of business; (iv) any joint venture contract, partnership contract or similar contract evidencing an ownership interest or a participation in or sharing of profits; (v) any guaranty, contribution agreement or other agreement that includes any material indemnification or contribution obligation;
(vi) any agreement (including any non-competition agreement) limiting the ability of any Acquired Entity to engage in any line of business or in business with any Person or restricting the geographical area in which such Acquired Entity may engage in any business; and (vii) any employment, consulting, management, severance or indemnification contract or agreement with annual obligations in excess of $100,000. Seller has provided or will provide Purchaser true and correct copies of all agreements with any individual known by any Acquired Entity to be a physician or an immediate family member of a physician, or with an entity known by any Acquired Entity to be owned by a physician or an immediate family member of a physician (together with the contracts referenced in (i)-(vii) above, the "Material Contracts"). All of the Material Contracts are with respect to the Acquired Entities, and, to Seller's Knowledge, with respect to all other parties thereto, valid and binding obligations, are in full force and effect in accordance with their terms. Except as set forth in Schedule 3.10, there is not, under any of the Material Contracts, any existing default, event of default or other event which, with or without due notice or lapse of time or both, would constitute a default or event of default on the part of any Acquired Entity, except such defaults, events of default and other events as to which requisite waivers or consents have been obtained or would not reasonably be expected to cause a Material Adverse Effect. To Seller's knowledge, no party to any of the Material Contracts intends to cancel, terminate or exercise any option under any of such Material Contracts.

      3.11 Title to Property.

            (a) Each of the Acquired Entities is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all of the personal property used in or reasonably necessary for the conduct of its business; such personal properties include all personal properties reflected on the Company Financial Statements and all of the personal properties purchased or otherwise acquired by the Acquired Entities since the Balance Sheet Date, other than (i) current assets or properties disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice, and (ii) the Excluded Assets. None of such personal properties are subject to any Liens (other than Permitted Liens and Liens under the Credit Agreement).

            (b) Each of the Acquired Entities has good and valid title to all owned real property represented as being owned thereby, or a valid and binding leasehold interest in all real property represented as being leased thereby, used in connection with the operation of the business of such Acquired Entity, together with (to the extent, with respect to the leased real property, provided in the lease for such leased real property) all buildings, improvements and fixtures located thereupon and all improvements and fixtures located thereupon and all construction in progress (such real property is referred to herein as the "Real Property"), subject to no Liens other than Permitted Liens and Liens under the Credit Agreement. The address for the Real Property that each Acquired Entity owns in fee simple is listed in Schedule 3.11(b).

            (c) Schedule 3.11(c) lists all leases to which an Acquired Entity is a party involving rental of real property as a lessor, lessee, sublessor or sublessee (the "Leases"). Seller has delivered to Purchaser true and correct copies of all Leases. All of the Leases are valid and binding obligations of the Acquired Entities, are in full force and effect, and are enforceable against the Acquired Entities in accordance with their terms; and to the Knowledge of Seller, no event has occurred (whether with or without notice, lapse of time or both) would constitute a default by the applicable Acquired Entity thereunder. To the Knowledge of Seller, none of the other parties to any of the Leases (i) is in default under any such Lease or (ii) considers an Acquired Entity to be in material default thereunder.

            (d) Seller has provided or will provide Purchaser true and correct copies of rent rolls for each building in which an Acquired Entity leases or subleases space to tenants, which rent rolls identify the space leased, and with respect to each lease or sublease, identify (i) the tenant or subtenant, (ii) the number of square feet leased, (iii) the term commencement date and expiration date, (iv) any term renewal options, (v) the annual or monthly rent, and (vi) amount of security deposit.

            (e) Seller has provided or will provide a true and correct list of the most current owner's title policies issued to Seller or an Acquired Entity with respect to any of the Real Property or any portion thereof, and copies thereof have been supplied to Purchaser.

            (f) Seller has provided or will provide Purchaser a true and correct list of the most current "as-built" surveys or boundary surveys obtained by Seller or an Acquired Entity with respect to any of the Real Property or any portion thereof, and copies thereof have been supplied to Purchaser.

            (g) Seller has provided or will provide Purchaser a true and correct copy of all environmental site assessments obtained by Seller or an Acquired Entity with respect to any of the Real Property or any portion thereof, and copies thereof have been supplied to Purchaser.

            (h) During the past three (3) years, no Acquired Entity has received from any Governmental Authority any written notice of any violation of any building codes, zoning regulations, or other Law in respect of the Real Property or its use by such Acquired Entity, except for such violations as would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, no portion of the Real Property is subject to a condemnation or similar proceeding. Schedule 3.11(h) describes all construction work, if any, which any Acquired Entity has contracted for that would require any capital expenditure exceeding $100,000 and which is presently in progress in respect of the business of such Acquired Entity and also contains a good faith estimate, as of the date of the Original Agreement, of the cost to complete each such project and the amounts paid by Seller or the Acquired Entities to date.

      3.12 Employees; Labor Matters; Employee Benefit Plans; ERISA.

            (a) Except as set forth on Schedule 3.12(a), (i) no Acquired Entity is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, (ii) there is no unfair labor practice or labor arbitration proceeding pending, or to the Knowledge of Seller, threatened against an Acquired Entity relating to its business, except for any such proceeding which has not had, or would not reasonably be expected to have, a Material Adverse Effect, (iii) to the Knowledge of Seller, there are no organization efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of any Acquired Entity, (iv) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to the Knowledge of Seller, threatened against or affecting any Acquired Entity, and an Acquired Entity has not experienced any strike, material slowdown or material work stoppage or lockout since January 1, 2002, (v) no Acquired Entity is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (vi) each Acquired Entity is in compliance with all applicable laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, and wages and hours, except where noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (vii) each Acquired Entity has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and (viii) each Acquired Entity is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.

            (b) Schedule 3.12(b) contains a list of each Company Plan that is intended to be qualified within the meaning of Code Section 401(a) and each other Company Plan.

            (c) With respect to each Company Plan, Seller has delivered to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of each such Company Plan and each of the following, to the extent applicable to each such Company Plan: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS favorable determination letter, if the Company Plan is a Code Section 401(a) plan for which such a letter has been issued; (iii) any summary plan description, summary of material modifications, employee handbooks and other material written communications provided over the past three (3) years to participants in each Company Plan; and (iv) for the three (3) most recent plan years for each such Company Plan, any Form 5500 filed for each Company Plan and all attached schedules, including audited financial statements, actuarial valuation reports (if any), and the responses of any attorneys for the Company Plan to any request for information underlying any such audited financial statements.

            (d) Except as disclosed in Schedule 3.12(d), (i) each Company Plan has been established, drafted and administered in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Company Plan that is intended to be qualified within the meaning of Code Section 401(a) has been the subject of an IRS favorable determination letter as to its qualification or the sponsor of the Company Plan may rely on the IRS notification letter to the sponsor of any prototype plan used to document the terms of such Company Plan as to the tax-qualified status of such Company Plan;
(iii) to the Knowledge of Seller, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect the tax-qualified status of any Company Plan that is intended to be qualified within the meaning of Code Section 401(a); (iv) no event has occurred and no condition exists that would subject any Acquired Entity, either directly or by reason of its affiliation with any Controlled Group Member, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws with respect to each Company Plan that is intended to be qualified within the meaning of Code Section 401(a); (v) there have been no reportable events within the meaning of ERISA Section 4043, accumulated funding deficiencies within the meaning of ERISA Section 302 or Code Section 412 (whether or not waived), or PBGC liens imposed with respect to any Company Plan; (vi) for each Company Plan with respect to which a Form 5500 has been filed, to the Knowledge of Seller, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date of filing thereof; (vii) neither Seller, any of the Acquired Entities, nor, to the Knowledge of Seller, any other party in interest or a disqualified person (as defined in Code Section 4975(e)(2)) has engaged in a "prohibited transaction" (within the meaning of ERISA Section 406 and Code Section 4975) with respect to any Company Plan for which there is no exemption under ERISA Section 408 or Code Section 4975; (viii) except as required by Title I, Part 6 of ERISA, no Company Plan provides post-employment or retiree welfare benefits and no Acquired Entity has any obligations to provide any post-employment or retiree welfare benefits; (ix) contributions required to be made under the terms of any of the Company Plans as of the date of the Original Agreement have been timely made or have been properly reflected on the Company's most recent consolidated balance sheet prior to the date of the Original Agreement; (x) with respect to the Company Plans, no event has occurred and, to the Knowledge of Seller, there exists no condition or set of circumstances in connection with which an Acquired Entity would reasonably be expected to be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Plans, ERISA, the Code or any other applicable Law; (xi) in all material respects, all tax, annual reporting and other governmental filings required by ERISA and the Code for the Company Plans have been timely filed with the appropriate governmental agency and all notices and disclosures have been timely provided to participants of the Company Plans; (xii) with respect to the Company Plans, to the Knowledge of Seller, no excise tax could be imposed upon the Acquired Entities under Chapter 43 of the Code; and (xiii) the Acquired Entities do not maintain, sponsor, contribute to or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

            (e) None of the Company Plans and no other plan or arrangement sponsored by, contributed to or maintained by Seller, any Acquired Entity or any Controlled Group Member at any time during the past six (6) years, as of the Closing Date or in the past, has been subject to Title IV of ERISA.

            (f) Except as disclosed on Schedule 3.12(f), there is no Multiemployer Plan under which any employee or any former employee of any Acquired Entity has any present or future right to benefits or under which any Acquired Entity has any present or future liability for services rendered by such employee to any Acquired Entity prior to the Closing Date. The Acquired Entities and their Controlled Group Members have not sponsored or contributed to or been required to contribute to a Multiemployer Plan.

            (g) With respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Seller, threatened. Additionally, with respect to any Company Plan, to the Knowledge of Seller, no facts or circumstances exist that reasonably could give rise to any such actions, suits or claims that would reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, no Company Plan is currently subject to an audit or other investigation by the IRS, the Department of Labor, the PBGC or any other governmental authority.

            (h) Except as disclosed in Schedule 3.12(h), no Company Plan or other agreement exists that could result in the payment to any present or former employee or director of any Acquired Entity of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of any Acquired Entity as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

            (i) The Acquired Entities and their Controlled Group Members have complied with the continuation coverage provisions of Title I, Part 6, of ERISA ("COBRA") with respect to all current and former employees and their beneficiaries. Seller has provided to Purchaser a list of all current and former employees of the Company and their beneficiaries who are eligible for and/or have elected continuation coverage under COBRA. Prior to the Closing, Seller shall deliver to Purchaser a revised version of such list, updated through the Closing Date.

            (j) The Acquired Entities and their Controlled Group Members and the Company Plans have properly classified individuals providing services to the Acquired Entities and their Controlled Group Members as independent contractors or employees, as the case may be.

      3.13 Bank Accounts. Schedule 3.13 is a list of the names and locations of all financial institutions at which any Acquired Entity maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, the name of the Acquired Entity that maintains each such account or arrangement and the number or other means of identification of each such account and arrangement.

      3.14 Taxes.

            (a) Except as set forth on Schedule 3.14 or as would not be reasonably expected to have a Material Adverse Effect, (i) the Acquired Entities have duly and timely filed all Tax Returns that they were required to file; (ii) all Tax Returns filed by the Acquired Entities were correct and complete in all respects; (iii) the Acquired Entities have timely paid all Taxes that have become due and payable (whether or not shown on a Tax Return) and have adequately reserved in the Company Financial Statements in accordance with GAAP for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the dates thereof; and (iv) none of the Acquired Entities has entered into any "reportable transaction" as defined in Treasury Regulation Section 1.6011-4(b).

            (b) Except as set forth on Schedule 3.14 or as would not be reasonably expected to have a Material Adverse Effect, (i) the Acquired Entities have no present liability for Taxes, other than Taxes reflected on the Company Financial Statements or incurred in the ordinary course of business since the Balance Sheet Date in amounts consistent with prior years adjusted to reflect changes in operating results of the Acquired Entities; and (ii) Seller has no Knowledge of any basis for the assertion by a Governmental Authority of a Tax deficiency against AHS or any of the AHS Subsidiaries.

            (c) Except as set forth on Schedule 3.14 or as would not be reasonably expected to have a Material Adverse Effect, (i) there is no dispute or claim concerning any Tax liability of the Acquired Entities either (A) claimed or raised by any Governmental Authority in writing or (B) as to which Seller has Knowledge based upon personal contact with any agent of such Governmental Authority; (ii) Schedule 3.14 lists all Tax Returns filed with respect to the Acquired Entities that have been audited by a Governmental Authority, and indicates those Tax Returns that currently are the subject of audit by a Governmental Authority; (iii) no jurisdiction in which any of the Acquired Entities do not file a Tax Return has made a claim in writing that any of the Acquired Entities is required to file a Tax Return for such jurisdiction, and Seller has no Knowledge that any such jurisdiction has otherwise made any such claim; and (iv) neither AHS nor any of the AHS Subsidiaries is a party to or bound by any closing or other agreement with any Governmental Authority with respect to Taxes.

            (d) Except as would not be reasonably expected to have a Material Adverse Effect, the Acquired Entities have complied in all respects with all applicable Laws relating to the withholding and payment over of Taxes (including, but not limited to, withholding in connection with payments to employees, independent contractors, creditors, stockholders, partners or other third parties) and have, within the time and manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all amounts required to be withheld and paid over under all applicable Laws.

            (e) Except as set forth on Schedule 3.14 or as would not be reasonably expected to have a Material Adverse Effect, (i) neither AHS nor any of the AHS Subsidiaries has been a member of any affiliated group filing a consolidated federal income Tax Return or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which has at all times been AHS) or has any liability for the Taxes of any other Person (other than an entity that is a member of the consolidated group of corporations that has at all times had AHS as its common parent until the Excluded Subsidiaries Sale Transaction) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise; and (ii) neither AHS nor any of the AHS Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or, to the Knowledge of Seller, unwritten (a "Tax Indemnification Agreement"), and AHS and the AHS Subsidiaries do not have any potential liability or obligation to any Person as a result of, or pursuant to, any such Tax Indemnification Agreement.

            (f) Except as set forth on Schedule 3.14 or as would not be reasonably expected to have a Material Adverse Effect, (i) Seller has no Knowledge of any circumstances that would require either AHS or any of the AHS Subsidiaries to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method, and Seller has no Knowledge that the IRS has proposed any such adjustment or a change in any accounting method used by AHS or any of the AHS Subsidiaries; and (ii), neither AHS nor any of the AHS Subsidiaries has taken any action inconsistent with its practices in prior years that would have the effect of deferring a liability for Taxes from a period prior to the Effective Time to a period following the Effective Time.

            (g) Except as set forth on Schedule 3.14 or as would not be reasonably expected to have a Material Adverse Effect, (i) none of the Acquired Entities is subject to any waiver or extension of the statute of limitations applicable to the assessment or collection of any Tax; and (ii) no power of attorney or similar grant of authority is in place with respect to the Tax matters of the Acquired Entities.

            (h) Except as would not be reasonably expected to have a Material Adverse Effect, none of the Acquired Entities is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Acquired Entities, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

            (i) None of the Acquired Entities is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (j) Except as set forth on Schedule 3.14 or as would not be reasonably expected to have a Material Adverse Effect, there are no Liens for Taxes on any assets of the Acquired Entities, other than Liens for Taxes not yet due and payable.

            (k) Neither AHS nor any of the AHS Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction purported or intended to be governed in whole or in part by
Section 355 or 361 of the Code.

            (l) Except as set forth on Schedule 3.14 or as would not be reasonably expected to have a Material Adverse Effect, (i) neither AHS nor any of the AHS Subsidiaries is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes; and (ii) no business entity in which AHS or any of the AHS Subsidiaries owns an equity interest has made any election pursuant to Treasury Regulation Section 301.7701-3.

      3.15 Insurance. Schedule 3.15 includes a list of all material insurance policies maintained by or for the benefit of any Acquired Entity, including fire and extended coverage and casualty, liability and other forms of insurance. Seller shall keep such insurance or comparable insurance in full force and effect until the Effective Time. To Seller's Knowledge, none of the Acquired Entities has received notice from any insurance carrier that any insurance policy will be canceled or that coverage thereunder will be reduced or eliminated.

      3.16 Intellectual Property. Except as set forth in Schedule 3.16, each Acquired Entity owns or has the right to use (and following the Closing will continue to own or have the right to use) all patents, trademarks, trade names, service marks, trade secrets, copyrights and other intellectual property rights and licenses as are necessary to conduct its business as currently conducted (the "Intellectual Property"), free of all Liens except Permitted Liens and Liens under the Credit Agreement. Except as set forth in Schedule 3.16, (a) to the Knowledge of Seller, no infringement exists by any of the Acquired Entities on the intellectual property rights of any other Person that results in any way from the operations of the businesses of the Acquired Entities, except such infringements which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (b) there has been no notice for a Claim against any of the Acquired Entities that its operations, activities or business infringe any intellectual property of any other Person. Except as set forth in Schedule 3.16, (i) no Court Orders or proceedings are pending, or to the Knowledge of Seller, threatened, against any of the Acquired Entities that challenge the validity of, or such Acquired Entity's ownership of or right to use, any of the Intellectual Property, and (ii) to the Knowledge of Seller, there is no infringing use of any of the Intellectual Property owned by any Acquired Entity by any other Person.

      3.17 Compliance with Laws. The Acquired Entities hold all material Permits applicable to their respective businesses required by applicable Law (the "Company Permits"). The Acquired Entities are in compliance with the terms of the Company Permits, except for such failures to comply which, either individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in Schedule 3.17, the Acquired Entities are in compliance with all Laws of any Governmental Authority, except where the failure to comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule

3.17, to the Knowledge of Seller, there is no threatened suspension, cancellation or termination of any Company Permits.

      3.18 Environmental Matters. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

            (a) The operations of each of the Acquired Entities have been in compliance with the Environmental Laws, which compliance includes but is not limited to the possession by each of the Acquired Entities of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

            (b) Each of the Acquired Entities has not treated, stored, managed, disposed of, transported, handled, released, or used any Materials of Environmental Concern except in the ordinary course of its business, and in compliance with all Environmental Laws.

            (c) There are no Environmental Claims pending or, to the Knowledge of Seller or any of the Acquired Entities, threatened against any of the Acquired Entities.

            (d) There are no off-site locations where any of the Acquired Entities has stored, disposed or arranged for the disposal of Materials of Environmental Concern except as permitted by applicable law, and none of the Acquired Entities has been notified in writing that it is a potentially responsible party at any such location under any Environmental Laws.

            (e) None of the Acquired Entities has assumed or undertaken any corrective, investigatory or remedial obligation of any other Person relating to any Environmental Law.

            (f) Except as set forth in Schedule 3.18, (i) there are no underground storage tanks located on property owned, leased or operated by any of the Acquired Entities; (ii) to Seller's Knowledge, there is no asbestos-containing material (as defined under Environmental Laws) contained in or forming part of any building, building component, structure or office space owned, leased or operated by any of the Acquired Entities; and (iii) to Seller's Knowledge, there are no polychlorinated biphenyls ("PCBs") or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by any of the Acquired Entities, except as permitted by applicable Law.

      3.19 Books and Records. The Books and Records of the Acquired Entities are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The records contained in the minute books of the Acquired Entities are accurate in all material respects.

      3.20 No Material Adverse Change. Since the Balance Sheet Date, there has not been any change in the business, assets, condition (financial or otherwise) or results of operations of the Acquired Entities that would reasonably be expected to result in a Material Adverse Effect.

      3.21 Brokers. Except for Banc of America Securities LLC, neither Seller nor any of its subsidiaries (including any of the Acquired Entities) has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

      3.22 HIPAA Matters.

            (a) Each entity (other than an Excluded Subsidiary) owned or controlled by an Acquired Entity that is a health plan, healthcare clearinghouse or healthcare provider that transmits any health information in electronic form in connection with a Transaction (as defined in the Federal Transaction Regulations), as such terms are defined in the Federal Privacy Regulations (collectively, the "Covered Entities") is in compliance in all material respects with and has not violated in any material respect the administrative simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. Sections 1320d through d-8 (collectively, "HIPAA"), the regulations contained in 45 C.F.R. Parts 160 and 164, Subparts A and E, as amended (collectively, the "Federal Privacy Regulations"), the regulations contained in 45 C.F.R. Parts 160 and 162, as amended (collectively, the "Federal Transaction Regulations") or applicable state privacy laws.

            (b) A complete and accurate list of all Covered Entities and each Organized Health Care Arrangement (as defined in the Federal Privacy Regulations) in which a Covered Entity participates is attached hereto as
Schedule 3.22(b)(A). Complete and accurate copies of each Covered Entity's policies relating to the privacy of its patients Protected Health Information (as defined in the Federal Privacy Regulations) are attached hereto as Schedule 3.22(b)(B). Each such policy relating to the privacy of patients Protected Health Information complies with the Federal Privacy Regulations and applicable state privacy laws, except where noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. An accurate copy of each Covered Entity's privacy notice and any policy relating thereto, or the most recent draft thereof, has been furnished to Purchaser.

            (c) Complete and accurate copies of all agreements (collectively, "Business Associate Agreements") between a Covered Entity and a Business Associate (as defined in the Federal Privacy Regulations), together with a complete and accurate summary of the terms and conditions of any oral arrangements with Business Associates, have been furnished to Purchaser. Neither Seller nor any Covered Entity is aware of any breach by a Business Associate of any Business Associate Agreement or any violation by a Business Associate of HIPAA, the Federal Transaction Regulations, or the Federal Privacy Regulations, except such breaches or violations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

            (d) To Seller's Knowledge, no patient has filed a HIPAA related complaint with Seller, any of the Acquired Entities or any Governmental Authority.

      3.23 Medical Waste. Except as disclosed on Schedule 3.23, the operations of the Acquired Entities have been in compliance with the Medical Waste Laws, except where failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

      3.24 Certificates of Need. Except as set forth on Schedule 3.24 hereto, no application for any Certificate of Need, Exemption Certificate (each as defined below) or declaratory ruling has been made by any Acquired Entity with the appropriate state agency or other applicable agency that is currently pending or open before such agency, and no such application (collectively, the "Applications") filed by any Acquired Entity within the past three (3) years has been ultimately denied by any Governmental Authority or withdrawn by any Acquired Entity. Except as set forth on Schedule 3.24 hereto, no Acquired Entity has had any Applications pending or any approved Applications that relate to projects not yet completed. Each Acquired Entity has properly filed all required Applications which are complete and correct in all material respects with respect to any and all material improvements, projects, changes in services, zoning requirements, construction and equipment purchases, and other changes for which approval is required under any applicable federal or state Law. As used herein "Certificate of Need" means a written statement issued by the appropriate state agency evidencing community need for a new, converted, expanded or otherwise significantly modified health care facility, health service or hospice, and "Exemption Certificate" means a written statement from the appropriate state agency stating that a health care project is not subject to the Certificate of Need requirements under applicable state Law.

      3.25 Medicare Participation; Accreditation. Except as set forth on
Schedule 3.25, each facility of the Acquired Entities is certified for participation and reimbursement in the Medicare, Medicaid and TRICARE programs (the "Programs") and each Acquired Entity has a provider agreement with each such Program (the "Provider Agreements"). Except as does not have a Material Adverse Effect, each facility of the Acquired Entities is in compliance with the conditions of participation of the Programs and with the terms, conditions and provisions of the Provider Agreements. The Provider Agreements are each in full force and effect, and Seller has no Knowledge of any fact or circumstance that would cause any such Provider Agreement not to remain in force or be renewed on and after Closing. Attached hereto as Schedule 3.25 is a complete list of all Medicaid and Medicare provider numbers (the "Provider Numbers") in the name of an Acquired Entity or a facility owned by an Acquired Entity or as otherwise specified, which an Acquired Entity is currently using in its operations and excluding any Medicaid and Medicare provider numbers for facilities that were sold or closed by an Acquired Entity prior to the date of the Original Agreement. Each facility of the Acquired Entities is duly accredited, with all Type I recommendations removed, by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"). Copies of the two most recent accreditation survey reports from JCAHO pertaining to each facility of the Acquired Entities have been or will be made available to Purchaser. Except as set forth in
Schedule 3.25, since the date of its most recent JCAHO survey, none of the Acquired Entities has made any changes in policy or operations that it believes would cause any affected facility to lose such accreditation or to be denied participation in the Programs. Except as set forth on Schedule 3.25, to Seller's Knowledge, there is no proceeding, investigation or survey pending or threatened, involving any of the Programs or any other third party payor programs, with respect to the Acquired Entities and Seller has no reason to believe that any such investigations or surveys are pending, threatened, or imminent.

      3.26 Compliance Program. The Acquired Entities have provided to Purchaser a copy of their current compliance program materials. Except as set forth on
Schedule 3.26, neither Seller nor any Acquired Entity (a) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (b) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (c) to Seller's Knowledge, has been the subject of any government payor program investigation conducted by any Governmental Authority, (d) to Seller's Knowledge, has been a defendant in any qui tam/False Claims Act or similar litigation and (e) has been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or, to Seller's Knowledge, telephone or personal contact by or from any federal or state enforcement agency, except in connection with medical services provided to third parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the facilities of the Acquired Entities or any other health care businesses conducted by an Acquired Entity, or except where the receipt of such would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, the term "compliance program" refers to provider programs of the type described in the Compliance Program Guidance published by the Office of Inspector General of the Department of Health and Human Services.

      3.27 Regulatory Compliance. Except to the extent permitted by applicable Law, no Acquired Entity, nor to Seller's Knowledge, any director, officer or employee of an Acquired Entity, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly: (i) offered, paid or received any remuneration, in cash or in kind, to, or made any financial arrangements, with any past, present or potential customers, past or present suppliers, patients, medical staff members, contractors or third party payors of an Acquired Entity in exchange for business or payments from such Persons; (ii) given or agreed to give, received or agreed to receive, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other Person in exchange for business or payments; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under any Law of the United States or under the Laws of any Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset for any improper purpose or made any misleading, false, or artificial entries on any of its books or records for any reason; (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any improper payment to any Person; (vi) made any payment for or agreed to make any payment for any goods, services, or property in excess of fair market value; or (vii) committed a violation of any Law, specifically including, but not limited to, Medicare and Medicaid fraud and abuse provisions of the Social Security Act, including any activity which is prohibited under (A) the Federal Anti-kickback Statute, 42 U.S.C. Section 1320a-7b et seq.; (B) the physician self-referred provisions of the Stark Law (42 U.S.C. Section 1395nn) or the regulations thereunder; (C) the False Claims Act (31 U.S.C. Section
3729); (D) the Civil Monetary Penalties Law (42 U.S.C. Sections 1320a-7a); (E) Mail and Wire Fraud (18 U.S.C. Sections 1341-1343); (F) False Statements Relating to Health Care Matters (18 U.S.C. Section 1035); and (G) Health Care Fraud (18 U.S.C. Section 1347) or regulations related to any of the above (or related state and local fraud and abuse statutes or regulations), except for such activities as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

      3.28 Medical Staff Matters. Seller has provided or will provide to Purchaser true, correct, and complete copies of the bylaws and rules and regulations of the medical staff of each facility of the Acquired Entities. With regard to the medical staff of each facility of the Acquired Entities and except as set forth on Schedule 3.28 hereto, there are no pending or, to Seller's Knowledge, threatened disputes with applicants, staff members or health professional affiliates and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired. The Acquired Entities have delivered to Purchaser a written disclosure containing a brief general description of all adverse actions taken in the six
(6) months prior to the date of the Original Agreement against medical staff members or applicants which could result in claims or actions against an Acquired Entity. Except as set forth on Schedule 3.28, (i) no employee or independent contractor of an Acquired Entity (whether an individual or entity), or any member of an Acquired Entity's medical staff has been excluded from participating in any federal health care program (as defined in 42 U.S.C.
Section 1320a-7b(f)) during the last five (5) years, nor to Seller's Knowledge is any such exclusion threatened or pending and (ii) none of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C.
Section 1320a-5(b)) of an Acquired Entity, has been excluded from Medicare or any federal health care program (as defined in 42 U.S.C. Section 1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. Section 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. Section 1320a-7b, nor to Seller's Knowledge is any such exclusion, sanction or conviction threatened or pending. No Acquired Entity has been excluded from participating in any federal health care program (as defined in 42 U.S.C. Section 1320a-7b(f)), nor to Seller's Knowledge is any such exclusion threatened or pending. No Acquired Entity has been convicted of a criminal offense related to the provision of health care services.

      3.29 Third Party Payor Cost Reports. Each Acquired Entity duly filed in a timely manner all required cost reports for all the fiscal years through and including the fiscal year ended December 31, 2003. The required cost reports for the fiscal year ended December 31, 2004 will be filed on or before their due date, including any extensions thereof. Except as set forth on Schedule 3.29, all of the cost reports filed by each Acquired Entity accurately reflect in the information required to be included thereon and do not claim, and no Acquired Entity has received, reimbursement in any amount in excess of the amounts allowed by applicable Law or any applicable agreement, except where the receipt of such reimbursement would not reasonably be expected to result in a Material Adverse Effect. Schedule 3.29 attached hereto accurately indicates which cost reports have not been audited and finally settled and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, and any and all other unresolved claims or disputes in respect of the cost reports. Except as set forth on
Schedule 3.29 and to the Knowledge of Seller, there are no facts or circumstances which give rise to any disallowance under any such cost reports which would reasonably be expected to result in a Material Adverse Effect.

      3.30 Reimbursement. Except as set forth on Schedule 3.30, all billing practices of each Acquired Entity with respect to all third party payors, including the Programs and private insurance companies, have been in compliance with all applicable laws, regulations and policies of such third party payors, private insurance companies, and the Programs, except as would not reasonably be expected to have a Material Adverse Effect. To Seller's Knowledge, all claims, returns, invoices and other forms made by the Acquired Entities to Medicare, Medicaid or any other third party payor are true, complete, correct and accurate in all material respects. No deficiency in any such claims, returns or other filings, including claims for overpayments, setoff or recoupments, or deficiencies for late filings, has been asserted or, to the Knowledge of Seller, threatened by any Governmental Authority or any other third party payor, other than medical or claim reviews arising in the ordinary course of business, and, to the Knowledge of Seller, there is no basis for any such claims or deficiencies. Except as set forth in Schedule 3.30, to Seller's Knowledge, no Acquired Entity within the prior five (5) years has been subject to any audit, investigation, monitoring or other form of review by any Governmental Authority based upon an alleged improper activity. No Acquired Entity has billed or received any payment or reimbursement in excess of amounts allowed by Law, except where the receipt of such reimbursement would not reasonably be expected to result in a Material Adverse Effect. There is no proceeding, investigation (except for medical reviews or claim reviews in the ordinary course of business), pending or, to the Knowledge of Seller, threatened against Seller or the Acquired Entities, involving any of the Programs, or any other third party payor programs. Except as set forth in Schedule 3.30, the Acquired Entities are not currently under focused medical review or the subject of any probe audits by the Centers for Medicare and Medicaid Services or its contractors and, to the Knowledge of Seller, no such actions have been threatened.

      3.31 Statutory Funds. None of the assets of the Acquired Entities are subject to any liability to which Purchaser may become obligated in respect of amounts received by the Acquired Entities for the purchase or improvements of the assets or any part thereof under restricted or conditioned grants or donations, including monies received under the Public Health Laws.

      3.32 Investment Representations.

            (a) Seller is acquiring the Purchaser Shares for its own account.

            (b) Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Purchaser Shares and to understand the risks of, and other considerations relating to, its purchase of the Purchaser Shares.

            (c) Seller is aware that as of the Closing Date, the Purchaser Shares will not have been registered under the Securities Act or any state's securities laws. Seller further understands that the certificates representing the Purchaser Shares will include an appropriate legend to the effect that such securities have not been registered under the Securities Act or any state's securities laws and that such securities may not be sold or transferred except in compliance with the Securities Act and applicable state securities laws.

      3.33 Controlled Substances. To Seller's Knowledge, none of the employees, or persons who provide professional services under agreements with Seller, has engaged in any activities which are prohibited under the federal Controlled Substances Act, 21 U.S.C. Section 801 et seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Seller as of the date of the Original Agreement (and with respect to the representations and warranties set forth in Sections 4.1. 4.2 and 4.4 as of the date hereof) as follows:

      4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is duly qualified or licensed to transact business and is in good standing in all jurisdictions in which it conducts business. Purchaser has the corporate power and full authority and legal capacity to execute and deliver this Agreement and all other documents or agreements to be executed and delivered by it and to consummate the transactions contemplated hereby or thereby.

      4.2 Corporate Authorization.

            (a) The execution, delivery and performance by Purchaser of this Agreement and the other agreements to be entered into by Purchaser pursuant to this Agreement, and the consummation by Purchaser of the transactions contemplated hereby and thereby are within Purchaser's corporate powers, are not in contravention of the terms of Purchaser's Constituent Documents, and have been duly authorized and approved by the board of directors of Purchaser. No other corporate proceedings on the part of Purchaser are necessary to authorize Purchaser's execution, delivery and performance of this Agreement or the other agreements to be entered into by Purchaser pursuant to this Agreement.

            (b) This Agreement has been duly and validly executed and delivered by Purchaser, and as of the Closing, the other agreements to be entered into by Purchaser pursuant to the terms of this Agreement will have been duly and validly executed and delivered by Purchaser. This Agreement constitutes, and upon their execution and delivery, such other agreements will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms (assuming the valid authorization, execution and delivery hereof and thereof by Seller, and any other unaffiliated entity that is a party thereto).

      4.3 Capitalization. The authorized capital stock of Purchaser consists of 48,000,000 shares of common stock, $.01 par value per share, of which 20,496,730 shares are issued and outstanding (the "Purchaser Common Stock") and 6,000,000 shares of preferred stock, $.01 par value per share, of which no shares are issued and outstanding. The issued and outstanding shares of Purchaser Common Stock are, and the Purchaser Shares when issued in accordance with this Agreement shall be, duly authorized, validly issued, fully paid and non-assessable and issued in compliance with all applicable federal and state securities Laws.

      4.4 No Conflicting Agreements; Consents. Neither the execution and delivery of this Agreement or any of the other agreements to be entered into by Purchaser pursuant to this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will:

            (a) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under (i) the Constituent Documents of Purchaser or any subsidiary thereof, (ii) any Contract (substituting the term "Purchaser or one its subsidiaries" for the phrase "Acquired

Entities" in the definition thereof), except such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or would not prevent the consummation of the transactions contemplated hereby or thereby, (iii) any Court Order to which Purchaser or one of its subsidiaries is a party or by which Purchaser is bound, or (iv) any requirements of Law affecting Purchaser or one of its subsidiaries, except such violations, conflicts, breaches or defaults of such requirements of Laws which, either individually or in the aggregate, would not materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or which would not prevent the consummation of the transactions contemplated hereby or thereby; or

            (b) require a permit from, the approval, consent or authorization of, or the making by Purchaser or one its subsidiaries of any declaration, filing or registration with, any Governmental Authority, except as provided in
Section 5.1 or Section 6.2 and except for such approvals, consents, authorizations, declarations, filings or registrations, the failure of which to be obtained or made would not, either individually or in the aggregate, materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or prevent the consummation of the transactions contemplated hereby or thereby.

      4.5 Legal Proceedings, etc. There are no actions, suits or proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries which, either individually or in the aggregate, would materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or could reasonably be expected to prevent the consummation of the transactions contemplated hereby or thereby.

      4.6 Brokers. Except for Citigroup Global Markets Inc., Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

      4.7 Investment Representations.

            (a) Purchaser is acquiring the AHS Shares for its own account and not with a view to the distribution thereof within the meaning of the Securities Act.

            (b) Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the AHS Shares and to understand the risks of, and other considerations relating to, its purchase of the AHS Shares.

            (c) Purchaser is aware that as of the Closing Date, the AHS Shares will not have been registered under the Securities Act or any state's securities laws. Purchaser further understands that the certificates representing the AHS Shares will include an appropriate legend to the effect that such securities have not been registered under the Securities Act or any state's securities laws and that such securities may not be sold or transferred except in compliance with the Securities Act and applicable state securities laws.

      4.8 SEC Filings; Financial Statements.

            (a) Purchaser has timely filed all SEC documents required to be filed by Purchaser since December 31, 2002 (together with all such SEC documents filed, whether or not required to be filed, the "Purchaser SEC Filings"). The Purchaser SEC Filings (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Purchaser SEC Filings or necessary in order to make the statements in such Purchaser SEC Filings, in light of the circumstances under which they were made, not misleading.

            (b) Each of the Purchaser financial statements (including, in each case, any related notes) contained in the Purchaser SEC Filings, including any Purchaser SEC Filings filed after the date of the Original Agreement until the Effective Time (the "Purchaser Financial Statements") complied in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Purchaser and the Purchaser subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

            (c) Purchaser maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed in accordance with management's authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management's authorization and (iv) the reported accountability for its assets is compared with existing assets at reasonable intervals.

      4.9 Financing. Purchaser has delivered to Seller a true and correct copy of the commitment letter executed by Lender and all other material agreements with the Lender (with all fees redacted) with respect to financing the transactions contemplated by this Agreement (together, the "Commitment Letter"). The Commitment Letter is in full force and effect and sets forth all of the material agreements with the Lender with respect to the financing of the transactions contemplated by this Agreement. Purchaser has the ability to obtain funds in cash in amounts equal to the sum of the Seller Cash Payment and the Loan Amount by means of the Commitment Letter or otherwise and will at the Closing have immediately available funds in cash, which are sufficient to pay the Seller Cash Payment and to consummate the transactions contemplated hereby.

      4.10 No Material Adverse Change. Since the Balance Sheet Date, there has not been any change in the business, assets, condition (financial or otherwise) or results of operations of Purchaser that would reasonably be expected to have a Material Adverse Effect (substituting the term "Purchaser and its subsidiaries" for the phrase "Acquired Entities" in the definition thereof).

                                    ARTICLE V
                               COVENANTS OF SELLER

      5.1 Regulatory Approvals. Seller will, and will cause the Acquired Entities, to (a) use commercially reasonable efforts to obtain, as promptly as practicable, each of the Permits that are or should be listed in Schedule 5.1 hereto (other than those that have been obtained prior to the date hereof), and to make the filings and declarations with Governmental Authorities that are listed in Schedule 5.1 hereto as promptly as practicable after the date hereof (other than those that have been made prior to the date hereof), (b) provide such information and communications to applicable Governmental Authorities that are necessary in connection with the foregoing or in connection with Purchaser's obtaining any Permits or making any filings or declarations with Governmental Authorities in accordance with Section 6.2 as such Governmental Authorities or Purchaser may reasonably request, and (c) cooperate with Purchaser in obtaining or making, as soon as practicable, any Permits that Purchaser is required to obtain pursuant to Section 6.2.

      5.2 Conduct Prior to the Closing. On or after the date hereof and prior to the Closing, except (w) as disclosed in Schedule 5.2 hereto, (x) for the Excluded Subsidiaries Sale Transaction, the Tender Offer and the Bank Refinancing, (y) as consented to or approved in writing by an authorized officer of Purchaser, such consent not to be unreasonably withheld or (z) as contemplated by Section 2.2 or Section 5.10:

            (a) Seller shall not act or omit to act, and shall cause the Acquired Entities not to act or omit to act, otherwise than in accordance with the following:

                  (i) None of the Acquired Entities shall amend its Constituent Documents;

                  (ii) No change shall be made in the number of shares of authorized or issued capital stock (or other authorized capital) of any of the Acquired Entities; nor shall any option, warrant, call, right, commitment or agreement of any character be granted or made by any of the Acquired Entities relating to the capital stock or other securities of such Acquired Entity; nor shall any of the Acquired Entities issue, grant or sell any securities or obligations convertible into or exchangeable for shares of its capital stock, nor shall Seller enter into or permit any of the Acquired Entities to enter into any other agreement with respect to any capital stock of such Acquired Entity or any security convertible into or relating to any capital stock of any of the Acquired Entities;

                  (iii) AHS shall not declare or pay dividends or make any other distributions in respect of its capital stock;

                  (iv) Seller shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Acquired Entities, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Acquired Entities, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Acquired Entities for any period ending after the Closing Date or decreasing any Tax attribute of the Acquired Entities existing on the Closing Date; provided, however, that notwithstanding this clause (iv), the Acquired Entities shall be permitted prior to Closing to
(x) file amended income tax returns for their 2002 and 2003 taxable years in order to deduct certain transaction costs not previously deducted for such years, (y) file for a quick refund of overpayments of estimated taxes made by the Acquired Entities with respect to their 2004 taxable year and (z) carry back net operating losses incurred by the Acquired Entities in their 2004 taxable year to obtain a refund of taxes paid by the Acquired Entities with respect to their 2002 taxable year (provided, that Seller shall submit a draft of any such amended Tax Returns to Purchaser for its review and comment at least twenty (20) days prior to the due date of such amended Tax Returns); and

                  (v) Except for borrowing arrangements incurred pursuant to physician agreements entered into in the ordinary course of business, the Acquired Entities will not (A) incur any indebtedness for borrowed money, other than intercompany indebtedness that will be forgiven at the Closing in accordance with Section 5.11 hereof; (B) assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any Person other than another Acquired Entity; (C) make any loans, advances or capital contributions to, or investments in, any other Person; or (D) make any commitments to do any of the foregoing.

            (b) Seller shall use commercially reasonable efforts not to act or omit to act, and shall cause the Acquired Entities to use commercially reasonable efforts not to act or omit to act, otherwise than in accordance with the following:

                  (i) The business operations, activities and practices of the Acquired Entities shall be conducted consistent with the ordinary course of business and in conformity with past practice, including keeping the insurance policies covering the Acquired Entities in full force and effect;

                  (ii) The respective business organizations of the Acquired Entities shall be preserved intact, and the services of the present employees, agents and representatives of the Acquired Entities shall be kept available for Purchaser (except with respect to those employees or relationships terminated for cause); and

                  (iii) The relationships with, and the goodwill of, the customers and employees of the Acquired Entities and others having business relations with the Acquired Entities shall be preserved.

      5.3 Employee Matters. Pending the Closing, except as otherwise consented to or approved in writing by an authorized officer of Purchaser or as otherwise provided in Schedule 5.3 hereto, Seller shall cause the Acquired Entities not to
(a) make any increase in the rate of compensation payable to any of the employees of the Acquired Entities or the employees of AHS Management Company, Inc. listed on Schedule 6.5 other than in the ordinary course of business consistent with past practice, (b) increase severance or termination obligations to any of such employees (other than as a result of compensation increases as provided above and in compliance with applicable Law), (c) enter into any employment, consulting, severance or termination agreement with any such employees (other than physicians in the ordinary course of business), or (d) except as provided in this Section 5.3, amend or terminate any Company Plan, with respect to the benefits provided to such employees, or adopt or enter into any new plan or agreement that would be a Company Plan if it existed on the date of the Original Agreement. Notwithstanding clause (d) of the preceding sentence, Seller reserves the right to amend each of the Company Plans and transfer the plan sponsorship and administrative duties of the Company Plans to one of Seller's Affiliates which is not one of the Acquired Entities and, to the extent necessary, to make any other amendment that may be required to comply with ERISA or the Code.

      5.4 Access by Purchaser. Subject to the terms of the Confidentiality Agreement, between the date of this Agreement and the Closing Date, to the extent permitted by Law, Seller will provide Purchaser and its counsel, accountants and other representatives with reasonable access during normal business hours, to all of the assets, properties, facilities, employees, agents, accountants and Books and Records of any Acquired Entity and will furnish or make available to Purchaser and such representatives during such period all such information and data (including, without limitation, copies of the Contracts) concerning the business, operations or affairs of any Acquired Entity in the possession of Seller or any Acquired Entity or under its control as Purchaser or such representatives reasonably may request; provided, however, such investigation shall be coordinated through persons as may be designated in writing by Seller for such purpose. Purchaser's right of access and inspection shall be made in such a manner as not to interfere unreasonably with the operation of the Acquired Entities. In this regard, Purchaser agrees that such inspection shall not take place, and no employees or other personnel of the Acquired Entities shall be contacted by Purchaser's representatives, without first coordinating such contact or inspection with any of the officers of Seller or their designee.

      5.5 Financial Statements and Reports. As soon as practicable following the end of each month from and after the date hereof and prior to the Closing Date, Seller will deliver to Purchaser true and complete copies of the unaudited balance sheets and the related unaudited statements of income of the Company (on a consolidated basis) for each month then ended, which financial statements shall have been prepared from and in accordance with the Books and Records of the Company, and which shall fairly present, in all material respects, the financial position and results of operations of the Company, as of the date and for the period indicated.

      5.6 Closing Conditions. Seller will use its commercially reasonable efforts to cause each of the conditions set forth in Article VII to be satisfied as soon as reasonably practicable.

      5.7 Transfer of Assets. From and after the date hereof and until the Closing, Seller shall cause the Acquired Entities not to sell or dispose of any of their assets or properties without the prior written consent of Purchaser, except for (a) dispositions contemplated by the Excluded Subsidiaries Sale Transaction, or (b) dispositions or sales of inventory or obsolete equipment in the ordinary course of business.

      5.8 Encumbrances. From and after the date hereof and until the Closing, Seller shall not cause or permit the Acquired Entities to enter into or assume any mortgage, pledge, conditional sale or other title retention agreement or permit any Lien to attach upon any of the assets of any Acquired Entity, whether now owned or hereafter acquired, except for Permitted Liens and Liens under the Credit Agreement (which Liens shall be released at Closing).

      5.9 Condition of Assets. From and after the date hereof and until the Closing, Seller shall use commercially reasonable efforts, and shall cause the Acquired Entities to use commercially reasonable efforts, to maintain and keep in good order, subject to ordinary wear and tear, all Real Property, inventory, machinery, equipment and other tangible personal property owned or leased by the Acquired Entities and used in connection with the operation of the businesses of the Acquired Entities.

      5.10 Intercompany Accounts. Except as otherwise provided in this Agreement, including without limitation Section 2.2, and except as otherwise provided in Schedule 5.10, at or prior to the Closing, (a) all indebtedness and other amounts (i) owed by Seller, or any of its Affiliates (other than an Acquired Entity) to an Acquired Entity or (ii) owed by an Acquired Entity to Seller or any of its Affiliates (other than an Acquired Entity) shall be paid, canceled or eliminated (whether or not then due), and (b) all Liens relating to any of the aforesaid indebtedness or amounts shall be canceled and shall be discharged of record and (c) all arrangements calling for the transfer of funds by any Acquired Entity in connection with Seller's cash management program shall be terminated as of the Closing.

      5.11 Exclusivity. From the date hereof until the Closing, Seller agrees that neither Seller nor any Affiliate thereof nor any of their respective officers, directors or representatives will, (a) negotiate with any Persons (other than Purchaser and its Affiliates) with respect to a sale, merger, consolidation, reorganization or other business combination pursuant to which the stock, assets or business of any Acquired Entity would be combined with that of, or sold to, any acquirer or any other business or entity (except as contemplated by Section 2.2); (b) solicit or respond to any Acquisition Proposals; (c) furnish any information with respect to the business, activities, operations, assets or liabilities of the Acquired Entities, or other similar matters, to any Person whatsoever (other than to Lender and the lenders in connection with the financing contemplated by the Commitment Letter or as otherwise described in this Agreement) with respect to the foregoing; nor (d) proceed or continue with negotiations in respect of the foregoing which may be in progress as of the date of this Agreement.

      5.12 Resignations. Seller shall obtain the written resignations of all directors and officers of the Acquired Entities as are requested by Purchaser not less than ten (10) days in advance of the Closing, such resignations to be effective as of the Effective Time. To the extent that any such officer or director is also an employee of an Acquired Entity, such resignation shall be applicable only to the person's position as an officer or director and not to such person's employment.

      5.13 Company Plans. Notwithstanding anything herein to the contrary, Seller shall, upon request by Purchaser, at the Closing (i) fully vest the employees of the Acquired Entities in their accounts in the Company Plans that are intended to be tax-qualified plans described in Code Section 401(a), and
(ii) as soon as administratively feasible after Closing, transfer the accounts of the employees of the Acquired Entities in the Company Plans that are intended to qualify under section 125, 129, and 401(a) of the Code to corresponding plans maintained by Purchaser or its Affiliates. Prior to the date of any such transfer, Purchaser agrees to provide copies of any such recipient plans to the plan administrator of each of the Company Plans involved in any such transfer and to enter into a plan-to-plan transfer agreement with such plan administrator, on terms reasonably acceptable to the plan administrator, and to make reasonable assurances regarding the handling of the transferred funds in such agreement in order to preserve the qualified status of the transferee plan involved with such transfer. If Purchaser does not request such a transfer of the accounts of the employees of the Acquired Entities in the Company Plans intended to be qualified under Section 401(a), such employees shall have the right to receive a distribution of their accounts in such Company Plans following the Closing.

      5.14 Non-Competition Agreement. Seller shall execute and deliver to Purchaser the Non-Competition Agreement in the form attached hereto as Exhibit
5.14 (the "Non-Competition Agreement").

      5.15 Notice of Certain Occurrences. Seller will notify Purchaser promptly in writing of, and contemporaneously will provide Purchaser with true and complete copies of any and all material information or documents relating to, any event, transaction or circumstance occurring prior to or after the date hereof of which Seller has Knowledge that causes or would cause any covenant or agreement of Seller under this Agreement to be breached, or that renders or would render untrue any representation or warranty of Seller contained in this Agreement as if such representation or warranty were made on or as of the date of such event, transaction or circumstance.

      5.16 Amendment of Management Agreements. Seller shall use its best efforts to cause (i) that certain Management Services Agreement between BHC Management Services of Louisiana, LLC and AHS Summit Hospital, LLC, dated January 6, 2004, and (ii) that certain Management Services Agreement between BHC Management Services of New Mexico, LLC and AHS Albuquerque Regional Medical Center, LLC, dated February 4, 2003, to be amended to provide that such agreements will not be terminated without cause by AHS Summit Hospital, LLC or AHS Albuquerque Regional Medical Center, LLC, respectively; provided, however, that, in the event Purchaser owns or controls a behavioral health care hospital or behavioral residential treatment center located within fifty (50) miles of such facilities, the agreements may be terminated without cause.

      5.17 Canyon Ridge Acquisition. In the event Seller consummates its proposed acquisition of the assets of Canyon Ridge Hospital from Inland Mental Health Associates, Inc. and the real property used in the operation of such business, the Seller Cash Payment shall be increased, as directed by Seller prior to the Closing Date, by the amount of consideration paid by Seller in such acquisition, net of any assumed long-term debt, plus reasonable costs and fees associated therewith, as set forth on Schedule 5.17.

                                   ARTICLE VI
                   COVENANTS OF PURCHASER; CERTAIN ADDITIONAL
                            COVENANTS OF THE PARTIES

      6.1 Notice of Certain Occurrences. Purchaser will notify Seller promptly in writing of, and contemporaneously will provide Seller with true and complete copies of any and all material information or documents relating to, any event, transaction or circumstance occurring prior to or after the date hereof of which Purchaser has Knowledge that causes or would cause any covenant or agreement of Purchaser under this Agreement to be breached, or that renders or would render untrue any representation or warranty of Purchaser contained in this Agreement as if such representation or warranty were made on or as of the date of such event, transaction or circumstance.

      6.2 Regulatory Approvals. Purchaser will (a) use commercially reasonable efforts to obtain, as promptly as practicable, all Permits that are or should be listed in Schedule 6.2 hereto (other than those that have been obtained prior to the date hereof) and to make the filings and declarations with Governmental Authorities that are or should be listed in Schedule 6.2 hereto as promptly as practicable after the date hereof (other than those that have been made prior to the date hereof) (b) provide such information and communications to applicable Governmental Authorities as is necessary in connection with the foregoing or in connection with Seller's obtaining any of the Permits or making any filings or declarations with Governmental Authorities in accordance with Section 5.1 as such Governmental Authorities or Seller may reasonably request, and (c) cooperate with Seller in obtaining or making, as soon as practicable, any Permits that Seller is required to obtain or make pursuant to Section 5.1.

      6.3 Books and Records. Until six (6) months after the later to occur of
(a) the final adjudication of any dispute or investigation involving Taxes arising out of the business, operations or affairs of the Acquired Entities before the Effective Time, (b) the final adjudication of any matter for which Seller may be required to indemnify or hold harmless Purchaser pursuant to the terms of this Agreement, or (c) the running of applicable statutes of limitations, Purchaser will maintain all Books and Records of the Acquired Entities that relate to the pre-Closing business, operations, assets and properties of the Acquired Entities, and shall give Seller full and complete access during regular business hours to all such Books and Records to the fullest extent reasonably required to enable Seller to satisfy its obligations hereunder or under applicable Law. While as a general matter Purchaser will maintain all Books and Records of the Acquired Entities, as an interim matter, Seller shall maintain such Books and Records to the extent necessary to prepare any Pre-Closing Period Tax Returns. In addition to the following, Purchaser shall not, without ninety (90) days prior written notification (a "Destruction Notice") to Seller, destroy any pre-Closing Books and Records of the Acquired Entities. Following Seller's receipt of a Destruction Notice, if Seller advises Purchaser in writing within such ninety (90) day period, Purchaser will promptly deliver the applicable Books and Records to Seller.

      6.4 Closing Conditions. Purchaser will use its commercially reasonable efforts to cause the conditions set forth in Article VIII hereof to be satisfied as soon as reasonably practicable, but in all circumstances prior to July 1, 2005.

      6.5 Employee Matters.

            (a) As of the Effective Time, the employees of the Acquired Entities shall continue employment with the Acquired Entities and the employees of AHS Management Company, Inc. listed on Schedule 6.5 shall be offered employment by Purchaser at the Acquired Entities in substantially similar positions and at a substantially similar level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, such employees meet the pre-employment screening requirements of Purchaser. Except as may be specifically required by applicable Law, the Acquired Entities shall not be obligated to continue any employment relationship with any employee for any specific period of time.

            (b) Purchaser shall provide the employees of the Acquired Entities and the employees of AHS Management Company, Inc. listed on Schedule 6.5 who commence employment with the Acquired Entities (each, an "Acquired Entity Employee") with employee benefits that are comparable in the aggregate to those provided to similarly situated employees of Purchaser (with similar situations to be determined in light of each such Acquired Entity Employee's new post-transaction responsibilities).

            (c) With respect to the benefits provided pursuant to this Section 6.5, (i) service accrued by Acquired Entity Employees during employment with an Acquired Entity, Seller or an Affiliate of Seller (including any predecessor entity) prior to the Effective Time shall be recognized for all purposes, except for benefit accruals with respect to defined benefit pension plans, (ii) any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Company Plan that provided compensable benefits to such Acquired Entity Employee prior to the Closing Date) and eligibility waiting periods under any group health plan shall be waived with respect to such Acquired Entity Employees and their eligible dependents, and
(iii) Acquired Entity Employees shall be given credit for amounts paid under a Company Plan during the applicable period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the employee welfare plans of Purchaser or an Affiliate of Purchaser in which any Acquired Entity Employee becomes entitled to participate.

            (d) Seller or an Affiliate of Seller shall retain the Company Plans and any and all obligations related to the Company Plans, including but not limited to claims incurred but not paid prior to or as of the Closing Date. As of the Closing Date, the employees of the Acquired Entities and the employees of AHS Management Company, Inc. listed on Schedule 6.5 will cease to be eligible to participate or accrue any additional benefits in any of the Company Plans.

      6.6 WARN Act Compliance; COBRA. Without limiting the generality of the foregoing, Seller shall be solely responsible for any and all liability arising directly or indirectly under the WARN Act, as a result of the transactions contemplated by this Agreement that occur prior to the Effective Time. Purchaser shall be solely responsible for compliance with the WARN Act following the Effective Time. Seller acknowledges and agrees that Purchaser does not assume or agree to discharge any liability of Seller under COBRA with respect to any current or former employees (and their beneficiaries) of the Acquired Entities or the employees of AHS Management Company, Inc. who are terminated prior to the Effective Time. Seller shall retain any and all liabilities under Section 4980B of the Code and Sections 601 through 608 of ERISA with respect to all current and former employees (and their beneficiaries) of the Acquired Entities or the employees of AHS Management Company, Inc. who are terminated prior to the Effective Time. With respect to "qualifying events" (as described in Section 4980B(f)(3) of the Code) occurring after the Effective Time, Purchaser shall be responsible for the COBRA obligations relating to employees of the AHS Subsidiaries who continue employment following the Effective Time and the employees of AHS Management Company, Inc. listed on Schedule 6.5 who commence employment with Purchaser or the Acquired Entities pursuant to Section 6.5(a).

      6.7 Tax Matters.

            (a) Preparation and Filing of Tax Returns; Payment of Taxes.

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

                  (i) Seller shall prepare (or cause to be prepared) all Tax Returns required to be filed by the Acquired Entities for all taxable periods that end on or prior to the Closing Date (a "Pre-Closing Period") (such Tax Returns, the "Pre-Closing Period Tax Returns") (provided that Seller shall submit a draft of any such Pre-Closing Period Tax Return required to be filed by the Acquired Entities to Purchaser for its review and comment at least twenty
(20) days prior to the due date of such Pre-Closing Period Tax Return (taking into account valid extensions)). In the event of any disagreement between Seller and Purchaser as to the proper reporting of any item on any Pre-Closing Period Tax Return, Seller and Purchaser (after good faith attempt to resolve such disagreement) shall submit such disagreement to a mutually-agreed upon public accounting firm whose determination as to the proper reporting of such item shall be binding on Seller and Purchaser. Seller and Purchaser shall share equally the costs of such public accounting firm. Seller shall timely file all such Pre-Closing Period Tax Returns, provided, however, if any Pre-Closing Period Tax Return is due after the Closing and Seller is not authorized to file such Pre-Closing Period Tax Return by Law, Purchaser shall file (or cause to be filed) such Pre-Closing Period Tax Return as prepared by Seller with the appropriate Governmental Authorities. Seller shall pay all Taxes due and payable in respect of all Pre-Closing Periods; provided, however, that if any Pre-Closing Period Tax Return is due after the Closing and is to be filed (or caused to be filed) by Purchaser, Seller shall pay (in immediately available funds) all Taxes due and payable in respect of such Tax Return to Purchaser no later than five (5) days prior to the due date of such Tax Return.

                  (ii) Purchaser shall prepare and file (or cause to be prepared and filed), all Tax Returns required to be filed by the Acquired Entities for all taxable periods beginning before the Closing Date and ending after the Closing Date (a "Straddle Period") (such Tax Returns, the "Straddle Period Tax Returns"). Purchaser shall deliver or cause to be delivered drafts of all Straddle Period Tax Returns to Seller for its review and comment at least twenty
(20) days prior to the due date of any such Straddle Period Tax Return (taking into account valid extensions) and notify Seller of Purchaser's calculation of Seller's share of the Taxes of the Acquired Entities for any such Straddle Periods. In the event of any disagreement between Seller and Purchaser as to the proper reporting of any item on any Straddle Period Tax Return or calculation of Taxes for such Straddle Period Tax Return, Seller and Purchaser (after a good faith attempt to resolve such disagreement) shall submit such disagreement to a mutually-agreed upon public accounting firm whose determination as to the proper reporting of such item and calculation of Taxes shall be binding on Seller and Purchaser. Seller and Purchaser shall share equally the costs of such public accounting firm. No later than three (3) days prior to the filing of such Straddle Period Tax Return, Seller shall pay to Purchaser (in immediately available funds) the amount of Seller's share of the Tax liability for the Straddle Period determined as of such time pursuant to this Section 6.7(a).

                  (iii) In order to apportion appropriately any Taxes relating to a Straddle Period, the parties hereto shall, to the extent required or permitted under applicable Law, treat the Closing Date as the last day of the taxable year or period of the Acquired Entities for all Tax purposes. In any case where applicable Law does not permit the Acquired Entities to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be: (A) in the case of Taxes that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (B) in the case of Taxes not described in (A) (such as (x) Taxes that are based upon or measured by income or receipts or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) and (y) payroll and similar Taxes), deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date; provided, however, that Purchaser and Seller agree that any real property Taxes of any Acquired Entity with respect to any Straddle Period shall be the sole responsibility of Purchaser.

            (b) Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, Seller shall pay all sales, value added, use, privilege, transfer, documentary, gains, stamp, duties and recording Taxes and fees (including any penalties, interest or additions) (collectively, the "Transfer Taxes") imposed upon any party incurred as a result of the Excluded Subsidiaries Sale Transaction and Seller and Purchaser shall each pay one-half of the Transfer Taxes imposed upon any party incurred as a result of the sale of the AHS Shares. Seller and Purchaser agree to jointly prepare and timely file all necessary Tax Returns and other documentation with respect to any Transfer Taxes.

            (c) Post-Closing Audits and Other Procedures.

                  (i) If a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a "Tax Proceeding") is delivered or sent to or commenced or initiated against any of the Acquired Entities by any Governmental Authority with respect to Taxes for which Purchaser is entitled to indemnification from Seller, Purchaser shall notify Seller in writing of the Tax Proceeding, and shall include a copy of the relevant Tax Proceeding notice; provided, that the failure by Purchaser to notify Seller of any such notice shall not release Seller from its obligations under this Section 6.7 and Section 6.8, except to the extent that Seller is actually prejudiced by the failure of Purchaser to notify.

                  (ii) With respect to Tax Proceedings of or relating to Taxes of any of the Acquired Entities for any Pre-Closing Period, Seller may, upon written notice to Purchaser at any time, assume and control the defense of such Tax Proceeding at its own cost and expense and with its own counsel. If Seller elects to assume the defense of any such Tax Proceeding, notwithstanding anything to the contrary contained herein, (A) Seller shall not enter into any settlement with respect to any such Tax Proceeding without Purchaser's prior written consent, which consent shall not be unreasonably withheld; (B) Seller shall keep Purchaser informed of all material developments and events relating to such Tax Proceeding (including promptly forwarding copies to Purchaser of any related correspondence sent to any Governmental Authority); (C) Purchaser shall cooperate fully with Seller and its Affiliates in Seller's defense of such Tax Proceeding; and (D) at its own cost and expense, Purchaser shall have the right to participate in the defense of such Tax Proceeding only to the extent that such participation is not in Seller's reasonable judgment detrimental to Seller's position in such Tax Proceeding.

                  (iii) In connection with the contest of any Tax Proceeding that relates to (A) any Straddle Period, (B) any taxable period beginning on or after the Closing Date and (C) any Tax Proceeding that Seller has the ability to control but does not timely elect to control pursuant to Section 6.7(c)(ii), such Tax Proceeding shall be controlled by Purchaser (and Seller shall reimburse Purchaser for reasonable out-of-pocket expenses incurred by Purchaser or its Affiliates relating to a Tax Proceeding described in clause (C)), and Seller agrees to cooperate fully with Purchaser and its Affiliates in pursuing such contest. Nothing contained herein shall be construed as limiting Purchaser's right to indemnification under Section 6.8.

                  (iv) Notwithstanding anything to the contrary in this Agreement, the procedure for indemnification claims with regard to Taxes of or relating to the Acquired Entities shall be governed exclusively by this Section
6.7 and Section 6.8.

            (d) Cooperation. Following the Closing, Seller, on the one hand, and Purchaser and the Acquired Entities, on the other hand, agree to furnish or cause to be furnished to each other or their respective representatives, upon request, as promptly as practicable, such information and assistance (including access to Books and Records) relating to the Acquired Entities as is reasonably necessary for the preparation of any Tax Return, claim for refund, audit or similar matter, or the prosecution or defense of any Tax Proceeding relating to any proposed adjustment of Taxes. Purchaser, Seller, the Acquired Entities and their Affiliates shall retain (or cause to be retained) all Books and Records with respect to Tax matters pertinent to the Acquired Entities relating to any Pre-Closing Period, Straddle Period or any taxable period beginning on the Closing Date until the expiration of the relevant statutory period of limitations for the assessment of Tax.

            (e) Termination of Tax Indemnification Agreements. Seller hereby agrees and covenants that any and all Tax Indemnification Agreements that may have been entered into by the Acquired Entities shall be terminated on or before the Closing Date, and no payments to or from the Acquired Entities pursuant to any such Tax Indemnification Agreement shall be made after such termination.

            (f) Tax Refunds. Any Tax refunds (including applicable interest thereon) that are received by Purchaser or the Acquired Entities, and any amounts credited against Taxes to which Purchaser or the Acquired Entities become entitled, that relate to taxable periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Purchaser shall notify Seller of any such refund or the amount of any such credit within ten days after receipt or entitlement thereto and pay over same to Seller within ten days after receipt or entitlement thereto. Any such refund or credit that relates to a Straddle Period shall be allocated between the period of such Straddle Period ending on the Closing Date and the period of such Straddle Period beginning after the Closing Date in a manner consistent with the principles for allocating Taxes between such periods set forth in Section 6.7(a)(iii). All Tax refunds (including applicable interest thereon) not otherwise payable to the Seller under this Section 6.7(f) shall be for the benefit of Purchaser and if received by or otherwise credited to the Seller or any Affiliate thereof, the Seller shall notify Purchaser of any such Tax refund or the amount of any such credit within ten days after receipt or entitlement thereto and pay over same to Purchaser within ten days after receipt or entitlement thereto. Purchaser agrees to file any Tax refund claim that Seller reasonably requests Purchaser to file for any period or portion thereof ending prior to the Closing Date, provided that Seller shall reimburse Purchaser for the reasonable costs incurred by Purchaser to file any such claim. Specifically and in the event that such refund claims are not filed prior to the Closing Date, Seller agrees (x) to file for a refund of income taxes paid by the Acquired Entities in their 2002 taxable year by carrying back any net operating losses incurred by the Acquired Entities in their 2004 taxable year to their 2002 taxable year and (y) to file for a refund of estimated taxes overpaid by the Acquired Entities with respect to their 2004 taxable year.

            (g) Consolidated Return Principles. The federal income Tax Returns that include the Acquired Entities for the taxable year that ends on the Closing Date and the taxable year that begins the day after the Closing Date shall be prepared in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii)(A). In addition, the Acquired Entities will incur certain expenses with respect to the Tender Offer on the Closing Date, including the redemption premium that AHS will pay to the holders of the Senior Subordinated Notes and fees to service providers in connection with the Tender Offer (the "Tender Offer Expenses"). Purchaser and Seller agree that the Tender Offer Expenses shall be deducted on the consolidated federal income Tax Return to be prepared by Seller with respect to the short federal income taxable year of the Acquired Entities that will end on and include the Closing Date, and neither Purchaser nor Seller shall take any position for tax or financial reporting purposes that is inconsistent with the deduction of the Tender Offer Expenses unless otherwise determined by a court of competent jurisdiction whose determination is no longer subject to appeal or further review (it being understood that Seller shall be responsible for prosecuting and financing any contest relating to such deductibility after receiving timely notice thereof from Purchaser, and that Purchaser shall be released from its covenants under this sentence should Seller fail to do so). Purchaser and Seller further agree that the Acquired Entities shall become members of the federal income consolidated tax group of which Purchaser is the common parent on the day after the Closing Date. To the extent applicable, any state or local income Tax

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

Returns shall be prepared in accordance with provisions comparable to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A) under state or local Law.

            (h) Survival. Notwithstanding anything to the contrary contained in this Agreement, each of the provisions set forth in this Section 6.7 and Section
6.8 shall survive thirty (30) days after the expiration of the applicable statute of limitations (taking into account all valid extensions) for the applicable Taxes or Tax Return to which the provision relates; provided, however, in the event notice of any claim for indemnification under this Agreement shall have been given within the applicable survival period, the provisions that are the subject of the indemnification claim shall survive with respect to such claims until such time as such claim is finally resolved.

            (i) Net Operating Losses. Purchaser and Seller agree that (i) after the Closing Date the Acquired Entities may have a certain amount of federal "net operating losses" (within the meaning of Section 172(c) of the Code) attributable to taxable periods ending on or before the Closing Date (the "NOLs"); (ii) such NOLs will be carried back to Pre-Closing Periods of the Acquired Entities to the extent possible under applicable Laws to secure a refund of Taxes paid, or to reduce or eliminate Taxes otherwise payable, with respect to such Pre-Closing Periods; (iii) to the extent that such NOLs cannot be carried back to Pre-Closing Periods, such NOLs will be carried forward to taxable periods beginning after the Closing Date and Purchaser shall utilize such NOLs to the extent and as promptly as possible under applicable Laws; and
(iv) in the event that Purchaser or its Affiliates recognize a reduction in federal Taxes with respect to the utilization of such NOLs for a taxable period beginning after the Closing Date (a "Tax Benefit"): (A) Purchaser shall promptly pay to Seller the lesser of the amount of such Tax Benefit or the sum of (x) any federal Taxes paid by Seller or its Affiliates to any Governmental Authority or to Purchaser or its Affiliates under Section 6.7(a) with respect to any Pre-Closing Period or any Straddle Period and (y) any federal Tax indemnification payments made by Seller or its Affiliates under Section 6.8; (B) to the extent that the amount of such Tax Benefit exceeds the aggregate amount of federal Taxes (or indemnification therefor) that Seller and its Affiliates have paid under Sections 6.7(a) and 6.8, an amount equal to such excess may be used to offset any future federal Tax liability (or indemnification therefor) that Seller or its Affiliates may have under Section 6.7(a) or 6.8. Purchaser will cooperate with Seller and will provide Seller with information as Seller may reasonably require to determine whether Purchaser or its Affiliates have recognized a Tax Benefit with respect to the NOLs. In the event of any disagreement between Seller and Purchaser as to whether Purchaser or its Affiliates have recognized a Tax Benefit, Seller and Purchaser (after a good faith attempt to resolve such disagreement) shall submit such disagreement to a mutually-agreed upon public accounting firm whose decision as to the existence and amount of such Tax Benefit shall be binding on Seller and Purchaser. Seller and Purchaser shall equally share the costs of such public accounting firm.

      6.8 Tax Indemnification. Seller shall indemnify, defend, and hold harmless Purchaser from and against any and all Damages for: (i) Transfer Taxes required to be paid by Seller pursuant to this Agreement; (ii) Taxes of or imposed upon the Acquired Entities with respect to any Pre-Closing Periods, and for any Straddle Periods but only with respect to the portion of such Straddle Period ending on the Closing Date and as determined in the manner provided in Section
6.7 of this Agreement; (iii) Taxes imposed on any member of an affiliated, consolidated, combined or unitary group of which any of the Acquired Entities (or any predecessor of any Acquired Entity) is or was a member on or prior to the Closing Date, including under Treasury Regulations Section 1.1502-6 (and corresponding provisions of state, local, or foreign Law), for any taxable period ending on or before, or that includes, the Closing Date, or as a transferee or successor, pursuant to any Tax Indemnification Agreement, or similar contract or arrangement, or otherwise; (iv) Taxes imposed on or related or attributable to (A) the Excluded Assets, (B) the Excluded Subsidiaries, (C) the Excluded Subsidiaries Sale Transaction or (D) the deduction of the Tender Offer Expenses to the extent that the disallowance of such deduction of the Tender Offer Expenses results in a Tax with respect to which Purchaser is entitled to indemnification pursuant to clause (ii) of this Section 6.8 (it being

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

understood that this part (D) is intentionally duplicative of such clause (ii));
(v) any breach by Seller of any of the covenants and obligations contained in
Section 6.7 of this Agreement; and (vi) the breach or inaccuracy of the representations and warranties set forth in Section 3.14 of this Agreement. All amounts payable or to be paid under this Section 6.8 shall be paid by Seller in immediately available funds within five (5) Business Days after the receipt of a written request from Purchaser. The parties hereto agree to treat any payment made pursuant to this Section 6.8 and Article IX as an adjustment to the Purchase Price for all Tax purposes, except as required under applicable Law. In no event shall the indemnities provided for in this Section 6.8 be subject to the provisions of Article IX of this Agreement.

      6.9 Registration of Resale of Purchaser Shares. Within thirty (30) days after the Closing Date, Purchaser shall file a Registration Statement on Form S-3 (the "Registration Statement") with the SEC to register the offer and resale of the Purchaser Shares. Purchaser shall use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as soon as reasonably practicable after filing, and in any event within ninety (90) days of the Closing Date. In addition, Purchaser shall take commercially reasonable efforts to keep the Registration Statement effective until Seller has sold or distributed the Purchaser Shares. Purchaser shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of the Purchaser Shares and the offer and resale by Seller thereof. The Registration Statement shall be prepared, filed and maintained in accordance with the terms and conditions specified in the Registration Rights Agreement to be entered into between Seller and Purchaser on or prior to the Closing Date, in substantially the form attached hereto as Exhibit 6.9 (the "Registration Rights Agreement").

      6.10 Public Announcements. Purchaser and Seller will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

      6.11 Consultative Process. From and after the date hereof and until the Closing, Purchaser shall designate an individual or individuals whom Seller may contact during normal business hours for the purpose of approving actions or transactions for which the consent of Purchaser is required under this Agreement. The written approval of a designated individual as contemplated in this Section 6.11 shall constitute the consent of Purchaser to the transaction or action so approved. Failure of a designated individual to respond within ten
(10) Business Days of receipt of a written request for such approval shall constitute the consent of the Purchaser to the transaction or action in question. Unless and until Purchaser gives written notice to Seller to the contrary, such designated individuals shall be Brent Turner and Jack Polson, each of whom shall be contacted by Seller as contemplated by this Section 6.11.

      6.12 Redemption of Untendered Notes. If any Untendered Notes exist following the Closing, then on the Redemption Date, Purchaser shall cause AHS to, pursuant to the second paragraph of Section 3.07(b) of the Indenture, redeem all the Untendered Notes in accordance with the terms and procedures set forth in Sections 3.01 through 3.05 of the Indenture and take any other action at Seller's expense reasonably necessary to effect the complete discharge of the obligations of AHS and the Guarantors under the Indenture (other than any continuing obligations to the trustee thereunder that by their terms remain outstanding following any such discharge). Seller agrees to reimburse Purchaser for all of Purchaser's reasonable and documented out-of-pocket legal fees and expenses and printing and mailing costs in connection with such redemption and all fees and expenses of the trustee.

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

                                   ARTICLE VII
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

      Except as may be waived by Purchaser, the obligations of Purchaser to purchase the AHS Shares and to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

      7.1 Representations and Warranties. The representations and warranties of Seller set forth in this Agreement (i) to the extent qualified by Material Adverse Effect shall be true and correct and (ii) to the extent not qualified by Material Adverse Effect shall be true and correct in all material respects as though made on and as of the Closing Date (except to the extent such representations speak as of an earlier date, in which case as of such date.)

      7.2 Compliance with Agreement. On and as of the Closing Date, Seller and AHS shall have performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed and complied with by them on or before the Closing Date (and Seller and AHS shall have complied in all material respects with such covenants between the date of the Original Agreement and the date hereof to the extent Seller and AHS were bound by such covenants during such period pursuant to the Original Agreement).

      7.3 Closing Certificates. Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed on behalf of Seller and AHS, respectively, by an authorized officer of each thereof, certifying (a) the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof and (b) that the Untendered Note Amount is the amount of the aggregate Redemption Price for the Untendered Notes.

      7.4 Secretary's Certificates. At the Closing, Purchaser shall have received copies of the following, in each case certified as of the Closing Date by a Secretary or an Assistant Secretary of Seller and AHS, respectively:

            (a) resolutions of the respective managers or boards of directors of Seller and AHS authorizing the execution, delivery and performance of this Agreement and the other agreements that Seller or AHS is required to execute and deliver pursuant to the terms of this Agreement; and

            (b) the signature and incumbency of the respective officers of Seller and AHS authorized to execute and deliver this Agreement and the other agreements and certificates that Seller or AHS is required to deliver on or before the Closing Date pursuant to this Agreement.

      7.5 Opinion of Counsel. At the Closing, Purchaser shall have received an opinion, dated the Closing Date, of Boult Cummings Conners & Berry, PLC, counsel for Seller, as to matters for which opinions are customarily given in transactions of this nature. Such opinion may include qualifications and assumptions that are customary and appropriate with respect to the substance of such opinion.

      7.6 Consents, Authorizations, Etc. All Permits that are or should be set forth on Schedules 5.1 and 6.2 hereto that are required to be obtained or given prior to the Closing shall have been obtained or given, and all applicable waiting periods with respect thereto shall have expired.

      7.7 No Action or Proceeding. On the Closing Date, (a) no judgment, order or decree of any court or other Governmental Authority restraining, enjoining or otherwise preventing the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and (b) no action, suit, investigation or proceeding brought by any Governmental Authority shall be pending before any court or other Governmental Authority to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby, which action, suit, investigation or proceeding, in the reasonable opinion of Purchaser, may result in a decision, ruling or finding that individually or in the aggregate has materially impaired, or would reasonably be expected to materially impair, the validity or enforceability of this Agreement, or on the ability of Purchaser to perform its obligations under this Agreement.

      7.8 Constituent Documents. Seller shall have delivered to Purchaser true and complete copies of the respective Constituent Documents of the Acquired Entities.

      7.9 Resignation of Boards of Directors and Officers. Each then-current officer and/or member of the board of directors of any of the Acquired Entities as requested by Purchaser pursuant to Section 5.12 shall have tendered his or her written resignation as an officer and/or director to the applicable Acquired Entity, such resignations to be effective at or before the Effective Time.

      7.10 Good Standing Certificates. At the Closing, Seller shall have delivered to Purchaser good standing certificates issued with respect to Seller, AHS and each of the other Acquired Entities issued by the Secretary of State of the relevant entity's state of incorporation or organization. Each such good standing certificate shall be dated as of a date that is not more than twenty
(20) days prior to the Closing Date.

      7.11 Non-Imputation Endorsements. If Purchaser elects to obtain title commitments for the issuance of title policies or endorsements on any of the Real Property, Seller shall have delivered to the title company such affidavits, a form of which is attached hereto as Exhibit 7.11, as may be reasonably acceptable to Seller in order for the title company to issue non-imputation endorsements.

      7.12 Termination of Guarantees. Except for guarantees pursuant to physician agreements which have been entered into in the ordinary course of business, all guarantees (other than guarantees under the Indenture which will be released upon completion of the Tender Offer and/or the Redemption of any Untendered Notes) executed by the Acquired Entities shall have been terminated.

      7.13 Non-Competition Agreement. Seller shall have executed and delivered the Non-Competition Agreement to Purchaser.

      7.14 FIRPTA. Purchaser shall have received from Seller a copy of a statement, dated not earlier than thirty (30) days before the Closing Date, issued by Seller that complies with the requirements of Section 1.1445-2(c)(3) of the Treasury Regulations and certifies that Seller is not a foreign person.

      7.15 Waiver of Conditions. Purchaser may waive any condition of this
Article VII to the extent permitted by applicable Law. Except as otherwise provided herein, the consequences of any knowing waiver shall be (a) the elimination of the waived condition as a valid basis for Purchaser to refuse to close the transactions contemplated by this Agreement, and (b) the release of Seller from any claim by Purchaser for resulting injuries and Damages with respect to that waived condition.

                                  ARTICLE VIII
                       CONDITIONS TO OBLIGATIONS OF SELLER

      Except as may be waived in writing by Seller, the obligations of Seller to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

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

      8.1 Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as though made on and as of the Closing Date (except to the extent such representations speak as of an earlier date, in which case as of such date.)

      8.2 Compliance with Agreement. On and as of the Closing Date, Purchaser shall have performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed and complied with by it on or before the Closing Date (and Purchaser shall have complied in all material respects with such covenants between the date of the Original Agreement and the date hereof to the extent Purchaser was bound by such covenants during such period pursuant to the Original Agreement).

      8.3 Closing Certificates. Purchaser shall have delivered to Seller a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an authorized officer thereof, certifying the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof.

      8.4 Secretary's Certificate. At the Closing, Seller shall have received copies of the following, in each case certified as of the Closing Date by a Secretary or an Assistant Secretary of Purchaser:

            (a) resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other agreements that Purchaser is required to execute and deliver pursuant to the terms of this Agreement;

            (b) the signature and incumbency of the officers of Purchaser authorized to execute and deliver this Agreement and the other agreements and certificates that Purchaser is required to deliver on or before the Closing Date pursuant to this Agreement.

      8.5 Opinion of Counsel. At the Closing, Seller shall have received an opinion, dated the Closing Date, of Waller Lansden Dortch & Davis, PLLC, counsel for Purchaser, as to matters for which opinions are customarily given in transactions of this nature. Such opinion may include qualifications and assumptions that are customary and appropriate with respect to the substance of such opinion.

      8.6 Consents, Authorizations, Etc. All Permits that are or should be set forth on Schedules 5.1 and 6.2 hereto that are required to be obtained or given prior to the Closing shall have been obtained or given, and all applicable waiting periods with respect thereto shall have expired.

      8.7 No Action or Proceeding. On the Closing Date, (a) no judgment, order or decree of any court or other Governmental Authority restraining, enjoining or otherwise preventing the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and (b) no action, suit, investigation or proceeding brought by any Governmental Authority shall be pending before any court or other Governmental Authority or threatened by any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of this Agreement or any of the transactions contemplated hereby, which action, suit, investigation or proceeding, in the reasonable opinion of Seller, may result in a decision, ruling or finding that individually or in the aggregate has materially impaired, or would reasonably be expected to materially impair, the validity or enforceability of this Agreement, or on the ability of Seller or AHS to perform their respective obligations under this Agreement.

      8.8 Good Standing Certificate. At the Closing, Purchaser shall have delivered to Seller a good standing certificate issued with respect to Purchaser by the Secretary of State of Purchaser's state of incorporation. Such good standing certificate shall be dated as of a date that is not more than twenty (20) days prior to the Closing Date.

      8.9 Registration Rights Agreement. Purchaser shall have executed and delivered the Registration Rights Agreement to Seller.

      8.10 Tender Offer. Not less than a majority of the aggregate principal amount of the Senior Subordinated Notes shall have been tendered in the Tender Offer and the Indenture Amendments shall have been approved and become effective.

      8.11 Waiver of Conditions. Seller may waive any conditions of this Article VIII to the extent permitted by applicable Law. Except as otherwise provided herein, the consequences of any knowing waiver shall be (a) the elimination of the waived condition as a valid basis for Seller to refuse to close the transactions contemplated by this Agreement, and (b) the release of Purchaser from any claim by Seller for resulting injuries and Damages with respect to that waived condition.

                                   ARTICLE IX
                                 INDEMNIFICATION

      9.1 Indemnification by Seller. Subject to the provisions of this Article IX, Seller shall indemnify and hold harmless Purchaser, any Affiliate of Purchaser, the respective officers, directors, stockholders, employees, agents and representatives of Purchaser and its Affiliates, and each such Person's respective successors and assigns (each, a "Purchaser Indemnitee") from and after the Effective Time from and against any Damages incurred or suffered by such Purchaser Indemnitee as a result of or arising from (a) any breach, misrepresentation or inaccuracy in any of the representations and warranties made herein by Seller, other than the representations and warranties contained in Section 3.14, (b) any breach of any of the covenants or agreements made herein by Seller, other than the covenants contained in Sections 6.7 and 6.8,
(c) any claims, actions, suits or other proceedings arising out of any of the Excluded Liabilities and (d) any claims, actions, suits or other proceedings arising out of the Excluded Subsidiaries Sale Transaction. The sole recourse of a Purchaser Indemnitee for any and all Damages relating to or arising from a breach of any of the representations, covenants or agreements contained in
Section 3.14 or Section 6.7 shall be controlled by the provisions of Section
6.8.

      9.2 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller, any Affiliate of Seller, the respective officers, directors, managers, members, employees, agents and representatives of Seller and their respective Affiliates, and each such Person's respective successors and assigns (each a "Seller Indemnitee") from and after the Effective Time from and against any Damages incurred or suffered by such Seller Indemnitee as a result of or arising from (a) any breach, misrepresentation or inaccuracy in any of the representations and warranties made herein by Purchaser, (b) any breach of any of the covenants or agreements made herein by Purchaser, (c) any claims, actions, suits or other proceedings relating solely to the operations of the Acquired Entities after the Effective Time and (d) any claims, actions, suits or proceedings arising out of any post-Closing obligation or action on the part of the Acquired Entities under any Contract which is not an Excluded Liability.

      9.3 Claims Procedures. In the case of any Damages for which indemnification is sought hereunder, the party seeking indemnification (the "Indemnitee") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") in writing of the existence and nature of such Damages, as well as the claim, demand, action or proceeding, if any, out of which the Damages arise (a "Claim"); provided, however, that no failure or delay by the Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnitee harmless, except to the extent the Indemnitee's failure to give or delay in giving the required notice materially impairs the Indemnifying Party's ability to indemnify, defend or mitigate its Damages, in which case the Indemnifying Party shall have no obligation to indemnify the Indemnitee to the extent of Damages, if any, caused by such failure to give or delay in giving the required notice. If such Damages arise out of a Claim by a third party, the Indemnitee must give the Indemnifying Party a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement satisfactory to the Indemnifying Party at the Indemnifying Party's sole cost and expense and with counsel of its own selection, and the Indemnifying Party shall pay any resulting settlements (including all associated Damages), satisfy any judgments or comply with any decrees; provided, further, however, that the Indemnitee shall at all times also have the right fully to participate in the defense at Indemnitee's sole cost and expense so long as such participation occurs without hindering or impairing the defense of the Indemnifying Party. Notwithstanding the foregoing, without the prior written consent of the Indemnitee, the Indemnifying Party shall not compromise or settle any Claim if (i) the terms thereof impose any liability or obligations on the Indemnitee or (ii) the terms thereof fail to include an unconditional general release of the Indemnitee with respect to all liabilities and obligations in respect of such Claim. If the Indemnifying Party shall, within a reasonable time after said notice, fail to defend, the Indemnitee shall have the right, but not the obligation, and without waiving any rights against the Indemnifying Party, to undertake the defense of, and with the consent of the Indemnifying Party (such consent not to be withheld unreasonably), to compromise or settle the Claim on behalf, for the account, and at the risk and expense, of the Indemnifying Party and shall be entitled to collect the amount of any settlement or judgment or decree and all costs and expenses (including, without limitation, reasonable attorneys' fees) in connection therewith from the Indemnifying Party. Except as provided in the preceding sentence, the Indemnitee shall not compromise or settle any Claim.

      9.4 Limitations on Claims.

            (a) Liability Thresholds. Notwithstanding anything in this Article IX to the contrary, no Damages with respect to Claims arising out of this
Article IX shall be payable pursuant to this Article IX unless and until the aggregate amount of Damages asserted against the Indemnifying Party under this
Article IX with respect to such Claims equals or exceeds an amount equal to $5,000,000.00 (the "Liability Threshold"). Once the Liability Threshold for such Claims has been reached, the Indemnitee shall be entitled to indemnity under this Article IX for any and all Damages exceeding the Liability Threshold; provided, however, that with respect to Claims for indemnification pursuant to
Section 9.1(a), 9.1(b), 9.2(a) or 9.2(b), the aggregate amount of each of Seller's and Purchaser's respective liability under Article IX shall not exceed $84,000,000.00. Notwithstanding anything in this Agreement to the contrary, Seller's or Purchaser's liability for Claims for indemnification pursuant to Sections 9.1(c), 9.1(d), 9.2(c) or 9.2(d) shall not be subject to any Liability Threshold, liability cap or time limitation (other than limitations imposed by Law or common law).

            (b) Subrogation. Following full indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnitee with respect to all Persons relating to the matter for which indemnification has been made.

            (c) Survival of Representations and Warranties; Limitation of Time to Bring Claims. The representations and warranties set forth in this Agreement shall survive the Closing and shall expire eighteen (18) months after the Effective Time, other than those set forth in Section 3.14 which shall survive until thirty (30) days after the expiration of the applicable statute of limitations (taking into account all valid extensions). No Claim for indemnification arising out of a breach of representations and warranties in this Agreement may be brought after the applicable time provided for in this
Section 9.4(c).

      9.5 Insured Losses. The amount of any Damages for which indemnification is provided under this Article IX shall be net of any duplicative amounts recovered by the Indemnitee under insurance policies or from unaffiliated third Persons with respect to such Damages.

                                    ARTICLE X
                                   TERMINATION

      10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

            (a) by mutual written consent of Purchaser and Seller;

            (b) by either Purchaser or Seller, by notice in writing to the other party if a Governmental Authority shall have permanently enjoined, restrained or otherwise prohibited the consummation of the transactions contemplated by this Agreement;

            (c) by either Seller or Purchaser if the Closing shall not have occurred by August 31, 2005; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose breach of its representations and warranties in this Agreement or whose failure to perform any of its covenants and agreements under this Agreement shall have been a contributing cause of, or resulted in, the failure of the Closing to occur on or before such date;

            (d) by Purchaser, if Seller or AHS shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (a) would give rise to the failure of a condition set forth in Sections 7.1 or 7.2, and (b) cannot be or has not been cured within ten (10) Business Days after Purchaser's giving written notice to Seller of such breach (a "Seller Material Breach") (provided that Purchaser is not then in Purchaser Material Breach); or

            (e) by Seller, if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(a) would give rise to the failure of a condition set forth in Sections 8.1 or 8.2, and (b) cannot be or has not been cured within ten (10) Business Days after Seller's giving written notice to Purchaser of such breach (a "Purchaser Material Breach") (provided that Seller is not then in Seller Material Breach).

      10.2 Effect of Termination. In the event of termination of this Agreement by either Seller or Purchaser pursuant to Section 10.1, this Agreement shall become void and have no effect without any liability or obligation on the part of Purchaser or Seller, except for the obligations and provisions set forth in Sections 10.2, 12.1, 12.6, 12.7, 12.8 and 12.12. Moreover, in the event of termination of this Agreement pursuant to Section 10.1(c), (d) or (e), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

                                   ARTICLE XI
                                     NOTICES

      11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or received by telegraphic or other electronic means (including facsimile, telecopy and telex) or when delivered by overnight courier, or if mailed, five (5) days after being deposited in the United States mail, certified or registered mail, first-class postage prepaid, return receipt requested, to the parties at the following addresses or facsimile numbers:

      If to Seller, to:

                  Ardent Health Services LLC
                  One Burton Hills Boulevard, Suite 250
                  Nashville, Tennessee 37215
                  Attention: David T. Vandewater
                  Fax: (615) 296-6001

      With copies to:

                  Boult Cummings Conners & Berry, PLC
                  Suite 700
                  1600 Division Street
                  Nashville, Tennessee 37203
                  Attention: Stephen T. Braun, Esq.
                  Fax: (615) 252-6300

      If to Purchaser, to:

                  Psychiatric Solutions, Inc.
                  840 Crescent Centre Drive, Suite 460
                  Franklin, Tennessee 37067
                  Attention: Joey A. Jacobs
                  Fax: (615) 312-5711

With a copy to:

                  Waller Lansden Dortch & Davis, PLLC
                  Nashville City Center
                  511 Union Street, Suite 2700
                  Nashville, Tennessee 37219
                  Attention: Christopher L. Howard, Esq.
                  Fax: (615) 244-6804

      Any party from time to time may change its address or facsimile number for the purpose of receipt of notices to that party by giving a similar notice specifying a new address or facsimile number to the other notice parties listed above in accordance with the provisions of this Section 11.1.

                                   ARTICLE XII
                                  MISCELLANEOUS

      12.1 Fees and Expenses. Except as otherwise provided in this Agreement, Seller shall pay its own expenses (including, without limitation, the expenses of the Acquired Entities in connection with this Agreement and the transactions contemplated hereby incurred prior to the Effective Time) and Purchaser shall pay its own expenses (including, without limitation, the fees and expenses of the Lender in connection with this Agreement, and also including those of the Acquired Entities in connection with this Agreement and the transactions contemplated hereby incurred after the Effective Time) in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Purchaser shall be responsible for the costs of any surveys, title policies, environmental surveys and any audits of the Company's financial statements required in connection with this Agreement and the transactions contemplated hereby. Purchaser shall pay the fees and expenses, including counsel fees and filing fees, with respect to the preparation and filing of its notifications under the HSR Act. Further, and notwithstanding the foregoing, Purchaser will bear all reasonable costs and expenses, including attorneys' fees of all parties, resulting from or relating to any investigation or challenge of the transactions contemplated hereby initiated by the United States Federal Trade Commission, the United States Department of Justice or the Attorney General of any state on, prior to or after the Closing under antitrust or similar laws, including reasonable costs and expenses resulting from or relating to any "second request" issued in connection with the parties' HSR Act filings made in connection with the transactions contemplated hereby.

      12.2 Entire Agreement. Except for documents and agreements executed pursuant hereto, the provisions of the Confidentiality Agreement (which Confidentiality Agreement shall survive the parties' execution and delivery of this Agreement) and the other documents and agreements contemplated hereby, this Agreement supersedes all prior oral discussions and written agreements between the parties with respect to the subject matter of this Agreement (including any term sheet or similar agreement or document relating to the transactions contemplated hereby). Except for the Confidentiality Agreement, this Agreement, including the exhibits and schedules hereto and other documents and agreements delivered in connection herewith, contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

      12.3 Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof. Any such waiver must be in writing and must be duly executed by such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach, provision or requirement on any other occasion.

      12.4 Amendment. This Agreement may be modified or amended only by a written instrument duly executed by each of the parties hereto.

      12.5 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.

      12.6 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of Seller, Purchaser and their respective successors or assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

      12.7 GOVERNING LAW, CONSTRUCTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. The parties hereto agree that no provisions of this Agreement or any related document shall be construed for or against or interpreted to the advantage or disadvantage of any party hereto by any court or other Governmental Authority by reason of any party's having or being deemed to have structured or drafted such provision, each party having participated equally in the structuring and drafting hereof.

      12.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including successors by merger or otherwise.

      12.9 No Assignment. Neither this Agreement nor any right hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Seller and AHS, on the one hand, and Purchaser, on the other hand, may assign their respective rights and obligations under this Agreement to other Persons who (a) are wholly-owned (directly or indirectly) by Seller or Purchaser, respectively, and (b) agree to be bound by the terms and conditions of this Agreement. Notwithstanding the foregoing, Purchaser may assign its rights and obligations under this Agreement to the administrative agent for the benefit of the lenders as collateral for all obligations under Purchaser's senior credit facility, as it may exist from time to time. Notwithstanding the assignment of this Agreement or any rights or obligations hereunder, the assignor shall be jointly and severally liable with its assignee for its obligations hereunder.

      12.10 Headings, Gender, Etc. The headings used in this Agreement have been inserted for convenience and do not constitute provisions to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender, (b) words using the singular or plural number also will include the plural or singular number, respectively, (c) the terms "hereof", "herein", "hereby" and derivative or similar words will refer to this entire Agreement, and (d) the terms "Article," "Section," "Schedule" and "Exhibit" will refer to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement.

      12.11 Access to Information. Seller and Purchaser agree that, from time to time after the Closing, upon the reasonable request of another party hereto, they will cooperate and will cause its respective subsidiaries to cooperate with each other to effect the orderly transition of the business, operations and affairs of the Acquired Entities. Without limiting the generality of the foregoing, (a) Seller will give and will cause its subsidiaries to give representatives of the Acquired Entities reasonable access to all Books and Records of Seller reasonably requested by the Acquired Entities or Purchaser in the preparation of any post-Closing financial statements, reports or Tax Returns of the Acquired Entities; and (b) Purchaser will give and will cause the Acquired Entities to give representatives of Seller reasonable access to all Books and Records of the Acquired Entities reasonably requested by Seller in the preparation of any post-Closing financial statements, reports or Tax Returns of Seller.

      12.12 Severability; Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law,
(a) such provisions will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and
(d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

      12.13 Cooperation. Upon request, each of the parties hereto shall cooperate with the other in good faith, at the requesting party's expense, in furnishing information, testimony and other assistance in connection with any actions, proceedings, arrangements, or disputes involving any of the parties hereto (other than in a dispute among such parties or entities) and based upon contracts, arrangements or acts of Seller, AHS, or the Acquired Entities which were in effect or occurred prior to the Effective Time and which relate to the business of the Acquired Entities. Purchaser shall cause the Acquired Entities to provide any information or documents reasonably requested by Seller in connection with Tax or other disputes, settlements, investigations, proceeding or other matters in respect of any period ending at or prior to the Effective Time. The party requesting documents or information pursuant to this Section shall pay all fees and expenses paid to unaffiliated third parties by the party providing such documents or information in connection with providing such information or document. In addition, following the Closing, the parties hereto shall cooperate fully with each other and make available to the other, as reasonably requested, and to any taxing authority, all information, records, documents relating to Tax liabilities or potential Tax liabilities and Tax basis of the Acquired Entities, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof.

      12.14 Further Assurance Clause. On and after the Closing Date, Seller, the Acquired Entities and Purchaser will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Purchaser in possession and operating control of the business of the Acquired Entities.

      12.15 Schedules and Other Instruments. Each Schedule and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full. Seller and Purchaser shall each have the right through two (2) business days prior to the Closing Date to supplement the Schedules prepared by it, other than
Schedule 6.5 which cannot be amended or supplemented without the written consent of Purchaser and Seller, so that the representations and warranties shall be true and correct as of the Closing; provided that such supplemental disclosure shall, in the aggregate, taken together with the Schedules accompanying this Agreement when first executed (the "Original Schedules"), not disclose any state of affairs having, individually or in the aggregate, a Material Adverse Effect not disclosed on the Original Schedules. In the event that such supplemental disclosures reflect a state of affairs having, individually or in the aggregate, a Material Adverse Effect, then the condition in Section 7.1 or Section 8.1, as the case may be, shall be deemed not to be satisfied. For purposes of this
Section 12.15, when determining whether the supplemental disclosure has a Material Adverse Effect on Purchaser, there shall be a substitution of the term "Purchaser and its subsidiaries" for the phrase "Acquired Entities" in the definition of Material Adverse Effect.

                   [THE FOLLOWING PAGE IS THE SIGNATURE PAGE.]

      IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed as of the date first above written.

                                    PSYCHIATRIC SOLUTIONS, INC.

                                    By:     /s/ Joey A. Jacobs
                                            ------------------------
                                    Name:   Joey A. Jacobs
                                    Title:  President and Chief
                                            Executive Officer

                                    ARDENT HEALTH SERVICES LLC

                                    By:     /s/ Stephen C. Petrovich
                                            ------------------------
                                    Name:   Stephen C. Petrovich
                                    Title:  Senior Vice President

                                    ARDENT HEALTH SERVICES, INC.

                                    By:     /s/ Stephen C. Petrovich
                                            ------------------------
                                    Name:   Stephen C. Petrovich
                                    Title:  Senior Vice President

--------------------------------------------------------------------------------

                  AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

                                  by and among

                           ARDENT HEALTH SERVICES LLC,

                          ARDENT HEALTH SERVICES, INC.

                                       and

                           PSYCHIATRIC SOLUTIONS, INC.

                            Dated as of June 30, 2005

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
ARTICLE I DEFINITIONS................................................................            1

ARTICLE II PURCHASE AND SALE; CLOSING................................................            9
         2.1      Sale of the AHS Shares.............................................            9
         2.2      Excluded Assets and Liabilities; Certain Included Liabilities......            9
         2.3      Purchase Price.....................................................           10
         2.4      Loan Amount........................................................           10
         2.5      Closing............................................................           10
         2.6      Closing Deliveries.................................................           10
         2.7      Repayment of Seller Promissory Note................................           10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER.................................           11
         3.1      Organization of Seller.............................................           11
         3.2      Organization and Capitalization of AHS.............................           11
         3.3      Organization and Capitalization of the AHS Subsidiaries............           11
         3.4      Authorization......................................................           12
         3.5      No Conflicting Agreements; Consents................................           13
         3.6      Financial Statements...............................................           13
         3.7      Absence of Undisclosed Liabilities.................................           14
         3.8      Absence of Certain Changes.........................................           14
         3.9      Legal Proceedings, etc.............................................           15
         3.10     Contracts; No Defaults.............................................           15
         3.11     Title to Property..................................................           16
         3.12     Employees; Labor Matters; Employee Benefit Plans; ERISA............           17
         3.13     Bank Accounts......................................................           19
         3.14     Taxes..............................................................           19
         3.15     Insurance..........................................................           21
         3.16     Intellectual Property..............................................           21
         3.17     Compliance with Laws...............................................           21
         3.18     Environmental Matters..............................................           22
         3.19     Books and Records..................................................           22
         3.20     No Material Adverse Change.........................................           22
         3.21     Brokers............................................................           22
         3.22     HIPAA Matters......................................................           22
         3.23     Medical Waste......................................................           23
         3.24     Certificates of Need...............................................           23
         3.25     Medicare Participation; Accreditation..............................           24
         3.26     Compliance Program.................................................           24
         3.27     Regulatory Compliance..............................................           24
         3.28     Medical Staff Matters..............................................           25

         3.29     Third Party Payor Cost Reports.....................................           25
         3.30     Reimbursement......................................................           26
         3.31     Statutory Funds....................................................           26
         3.32     Investment Representations.........................................           26
         3.33     Controlled Substances..............................................           26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER...............................           27
         4.1      Organization.......................................................           27
         4.2      Corporate Authorization............................................           27
         4.3      Capitalization.....................................................           27
         4.4      No Conflicting Agreements; Consents................................           27
         4.5      Legal Proceedings, etc.............................................           28
         4.6      Brokers............................................................           28
         4.7      Investment Representations.........................................           28
         4.8      SEC Filings; Financial Statements..................................           28
         4.9      Financing..........................................................           29
         4.10     No Material Adverse Change.........................................           29

ARTICLE V COVENANTS OF SELLER........................................................           29
         5.1      Regulatory Approvals...............................................           29
         5.2      Conduct Prior to the Closing.......................................           30
         5.3      Employee Matters...................................................           31
         5.4      Access by Purchaser................................................           31
         5.5      Financial Statements and Reports...................................           31
         5.6      Closing Conditions.................................................           32
         5.7      Transfer of Assets.................................................           32
         5.8      Encumbrances.......................................................           32
         5.9      Condition of Assets................................................           32
         5.10     Intercompany Accounts..............................................           32
         5.11     Exclusivity........................................................           32
         5.12     Resignations.......................................................           32
         5.13     Company Plans......................................................           33
         5.14     Non-Competition Agreement..........................................           33
         5.15     Notice of Certain Occurrences......................................           33
         5.16     Amendment of Management Agreements.................................           33

ARTICLE VI COVENANTS OF PURCHASER; CERTAIN ADDITIONAL COVENANTS OF THE PARTIES.......           34
         6.1      Notice of Certain Occurrences......................................           34
         6.2      Regulatory Approvals...............................................           34
         6.3      Books and Records..................................................           34
         6.4      Closing Conditions.................................................           34
         6.5      Employee Matters...................................................           34
         6.6      WARN Act Compliance; COBRA.........................................           35
         6.7      Tax Matters........................................................           35
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
         6.8      Tax Indemnification................................................           39
         6.9      Registration of Resale of Purchaser Shares.........................           40
         6.10     Public Announcements...............................................           40
         6.11     Consultative Process...............................................           40
         6.12     Redemption of Untendered Notes.....................................           40

ARTICLE VII CONDITIONS TO OBLIGATIONS OF PURCHASER...................................           41
         7.1      Representations and Warranties.....................................           41
         7.2      Compliance with Agreement..........................................           41
         7.3      Closing Certificates...............................................           41
         7.4      Secretary's Certificates...........................................           41
         7.5      Opinion of Counsel.................................................           41
         7.6      Consents, Authorizations, Etc......................................           41
         7.7      No Action or Proceeding............................................           41
         7.8      Constituent Documents..............................................           42
         7.9      Resignation of Boards of Directors and Officers....................           42
         7.10     Good Standing Certificates.........................................           42
         7.11     Non-Imputation Endorsements........................................           42
         7.12     Termination of Guarantees..........................................           42
         7.13     Non-Competition Agreement..........................................           42
         7.14     FIRPTA.............................................................           42
         7.15     Waiver of Conditions...............................................           42

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF SELLER.....................................           42
         8.1      Representations and Warranties.....................................           43
         8.2      Compliance with Agreement..........................................           43
         8.3      Closing Certificates...............................................           43
         8.4      Secretary's Certificate............................................           43
         8.5      Opinion of Counsel.................................................           43
         8.6      Consents, Authorizations, Etc......................................           43
         8.7      No Action or Proceeding............................................           43
         8.8      Good Standing Certificate..........................................           43
         8.9      Registration Rights Agreement......................................           44
         8.10     Tender Offer.......................................................           44
         8.11     Waiver of Conditions...............................................           44

ARTICLE IX INDEMNIFICATION...........................................................           44
         9.1      Indemnification by Seller..........................................           44
         9.2      Indemnification by Purchaser.......................................           44
         9.3      Claims Procedures..................................................           44
         9.4      Limitations on Claims..............................................           45
         9.5      Insured Losses.....................................................           46

ARTICLE X TERMINATION................................................................           46
         10.1     Termination........................................................           46
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
         10.2     Effect of Termination..............................................           46

ARTICLE XI NOTICES...................................................................           46
         11.1     Notices............................................................           46

ARTICLE XII MISCELLANEOUS............................................................           47
         12.1     Fees and Expenses..................................................           47
         12.2     Entire Agreement...................................................           48
         12.3     Waiver.............................................................           48
         12.4     Amendment..........................................................           48
         12.5     Counterparts; Facsimile Signatures.................................           48
         12.6     No Third Party Beneficiary.........................................           48
         12.7     GOVERNING LAW, CONSTRUCTION........................................           48
         12.8     Binding Effect.....................................................           48
         12.9     No Assignment......................................................           48
         12.10    Headings, Gender, Etc..............................................           49
         12.11    Access to Information..............................................           49
         12.12    Severability; Invalid Provisions...................................           49
         12.13    Cooperation........................................................           49
         12.14    Further Assurance Clause...........................................           50
         12.15    Schedules and Other Instruments....................................           50
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